UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A)
of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
PDL BIOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing proxy statement, if other than the Registrant)

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932 Southwood Boulevard
Incline Village, Nevada 89451
775-832-8500

April 21, 2016

Dear Stockholder:

You are cordially invited to attend our 2016 Annual Meeting of Stockholders on Thursday, June 2, 2016, at 10:00 a.m., Pacific Time, at the Hyatt Regency Hotel, 111 Country Club Drive, Incline Village, Nevada 89451. The meeting will commence with a discussion and voting on matters set forth in the accompanying Notice of 2016 Annual Meeting of Stockholders.

This year we are again taking advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to stockholders via the Internet. The rules allow us to provide stockholders with the information they need, while lowering the costs of delivery. The printed proxy materials will be sent to stockholders only upon specific request. On or about April 21, 2016, we mailed our stockholders a notice of Internet availability containing instructions on how to access our 2016 Proxy Statement and 2015 Annual Report and vote online. This information is also available on our website at www.pdl.com.

The Notice of 2016 Annual Meeting of Stockholders and 2016 Proxy Statement that follow describe the matters we will consider at the meeting. Your vote is very important. I urge you to vote by mail, telephone or electronic means via the Internet in order to be certain your shares are represented at the meeting, even if you plan to attend in person.

I look forward to seeing you at the meeting.
John P. McLaughlin
President and Chief Executive Officer

932 Southwood Boulevard
Incline Village, Nevada 89451
775-832-8500

Notice of 2016 Annual Meeting of Stockholders

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2016 Annual Meeting of Stockholders of PDL BioPharma, Inc., a Delaware corporation, to be held on Thursday, June 2, 2016, at 10:00 a.m., Pacific Time, at the Hyatt Regency Hotel, 111 Country Club Drive, Incline Village, Nevada 89451, for the following purposes:

1.	To elect three Class III directors, each to hold office for a three-year term or until his successor is elected and qualified (see page 6);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016 (see page 17);

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement (see page 19); and

4.	To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

If you were a stockholder at the close of business on April 8, 2016, you are entitled to vote at the 2016 Annual Meeting of Stockholders.

We urge you to vote your shares by proxy by mail, telephone or via the Internet as soon as possible, even if you plan to attend the meeting in person, so that your shares may be represented and voted at the meeting. For specific instructions on how to vote your shares, please refer to this proxy statement and the notice of Internet availability you received in the mail.

By Order of the Board of Directors,

Christopher Stone
Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2016: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of 2016 Annual Meeting of Stockholders, 2016 Proxy Statement, Proxy Card and 2015 Annual Report, may be viewed at www.proxyvote.com with the control number provided in the notice of Internet availability you received in the mail.

Proxy Statement
2016 Annual Meeting of Stockholders

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of this proxy statement?

The Board of Directors (the Board) of PDL BioPharma, Inc. (PDL, we or the Company) is soliciting proxies to be voted at the Company’s 2016 Annual Meeting of Stockholders (the Annual Meeting) to be held at 10:00 a.m., Pacific Time, on Thursday, June 2, 2016, at the Hyatt Regency Hotel, 111 Country Club Drive, Incline Village, Nevada 89451, and at any adjournment of the Annual Meeting. This proxy statement contains important information about the Company, the Annual Meeting and the proposals to be considered at the Annual Meeting.

Why did I receive a notice of Internet availability instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission (the SEC), the Company has elected to provide its proxy statement and annual report to stockholders over the Internet through a “notice only” option. Accordingly, the Company mailed a notice of Internet availability (the Notice) on or about April 21, 2016, to its stockholders of record and beneficial owners. The Notice provides instructions on how you may access this proxy statement and the Company’s 2015 Annual Report on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, the Notice provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of its annual meetings on the environment.

What is the “Notice Only” Option?

Under the “notice only” option, a company must post all of its proxy materials on a publicly accessible website. Instead of delivering its proxy materials to stockholders, the company delivers a Notice. The Notice includes, among other matters:

•	information regarding the date and time of the meeting of stockholders, as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a stockholder can request paper or email copies of the proxy materials.

If a stockholder requests paper copies of the proxy materials, these materials must be sent to the stockholder within three business days. Additionally, paper copies must be sent via first class mail.

What will the stockholders vote on at the Annual Meeting?

We are submitting three matters for approval by our stockholders:

1.	To elect three Class III directors, each to hold office for a three-year term or until his successor is elected and qualified (see page 6);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016 (see page 17); and

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement (see page 19).

 How does the Board of Directors recommend that I vote?

The Board recommends that you vote your shares “FOR” the nominees named herein for directors, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP and “FOR” the compensation of the Company’s named executive officers.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 8, 2016, will be entitled to vote at the Annual Meeting. On this record date, there were 165,114,611 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 8, 2016, your shares were registered directly in your name with PDL’s transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone, on the Internet as instructed below or, if you request printed copies of the proxy materials by mail, to fill out and return your proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on April 8, 2016, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What constitutes a quorum for the Annual Meeting?

The Company’s Third Amended and Restated Bylaws (the Bylaws) provide that a majority of the outstanding shares of our common stock, whether present in person or by proxy, will constitute a quorum for the Annual Meeting. As of April 8, 2016, the record date, 165,114,611 shares of common stock were issued and outstanding and, if a majority of these shares are present in person or by proxy at the Annual Meeting, a quorum will be present. Abstentions and broker non-votes are counted as present for determining whether a quorum is present.

How many votes are required for the approval of each item?

There are differing vote requirements for the three proposals:

1.
The nominees for election as Class III directors will be elected if a majority of shares entitled to vote and present at the Annual Meeting in person or by proxy vote “FOR” each of their elections; provided that if the number of nominees exceeds the number of directors to be elected, a plurality of shares entitled to vote and present at the Annual Meeting in person or by proxy shall be required. If you “Withhold” your vote, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

2.
The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2016, will be approved if a majority of the shares entitled to vote and present at the Annual Meeting in person or by proxy vote “FOR” approval. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

3.
The approval of the advisory vote on the compensation of our named executive officers as disclosed in this proxy statement will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

 How are abstentions and broker non-votes treated?

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. Broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting and, therefore, do not have an effect on the three matters to be considered at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting instructions with respect to that item and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Routine matters include, among others, the ratification of auditors. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes. Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether stockholders have approved that matter.

How do I vote?

There are differing voting procedures for the proposals. For proposal 1 (Election of Directors), you may either vote “FOR” each of the nominees to the Board or you may “Withhold” your vote for each of the nominees. For each other proposal, you may either vote “FOR” or “Against” or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy on the Internet or, if you request printed copies of the proxy materials by mail, by returning your marked, dated and executed proxy card in the postage-paid envelope provided. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date your proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number that has been provided with the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on Wednesday, June 1, 2016, to be counted.

•
To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number that has been provided in the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on Wednesday, June 1, 2016, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received voting instructions with these proxy materials from that organization rather than from PDL. You may vote by telephone or over the Internet or use the proxy card as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted, you have one vote for each share of common stock you owned as of April 8, 2016.

What does it mean if I receive more than one Notice?

If you received more than one Notice, it means that you hold shares in more than one account. To ensure that all your shares are voted, you will need to vote all of your shares by following the instructions included on each Notice.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any vote selections, your shares will be voted “FOR” the election of each nominee for director, “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm and “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another completed proxy card with a later date.

•	You may submit new voting instructions via telephone or Internet pursuant to the instructions on the Notice.

•	You may send a timely written notice that you are revoking your proxy to our Secretary, care of PDL BioPharma, Inc., 932 Southwood Boulevard, Incline Village, Nevada 89451.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting. The inspector of election will separately count “FOR” and “Withhold” votes with respect to the election of directors and “FOR,” “Against” and abstentions with respect to the ratification of auditors and the approval of the compensation of our named executive officers as disclosed in this proxy statement. “Withhold” votes (in the case of the election of directors) and abstentions will be counted towards the vote total for the proposals and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Who will bear the cost of soliciting proxies for the Annual Meeting?

We will pay for the costs of the Annual Meeting, including any cost for mailing the Notices, mailing printed proxy materials upon request and the solicitation of proxies. We will also reimburse brokers, custodians, nominees and other fiduciaries for the reasonable out-of-pocket fees and expenses they incur to forward solicitation materials to our stockholders. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services.

What is “householding”?

We have adopted “householding,” a practice by which stockholders of record who have the same address and last name will receive only one copy of our annual report, proxy statement and Notice unless one or more of these stockholders notifies us that they wish to continue receiving separate individual copies. Householding saves printing and postage costs by reducing duplicate mailings to the same address and reduces our impact on the environment. If your household participates in the householding program, you will receive one Notice. If you previously notified us that you wished to continue receiving separate individual copies but now would like to participate in householding, please call or write us at the below phone number or address.

Beneficial stockholders, that is, stockholders whose shares are held by a broker or other nominee, may request information about householding from their banks, brokers or other holders of record.

What if I want to receive a separate copy of the Notice?

If you participate in householding and wish to receive a separate copy of the Notice, or if you wish to receive separate copies of future annual reports, proxy statements and notices of Internet availability, please call us at 775-832-8500 or write to the address below, and we will deliver the requested documents to you promptly upon your request.

PDL BioPharma, Inc.
Attention: Corporate Secretary (Householding)
932 Southwood Boulevard
Incline Village, Nevada 89451

You can also access our annual report and proxy statement on our website at www.pdl.com.

How do I contact the Board of Directors or a committee of the Board of Directors?

You may contact the Board or one or more members, by sending a communication in writing addressed to:

Board of Directors
[or individual director(s)]
Attention: Corporate Secretary
PDL BioPharma, Inc.
932 Southwood Boulevard
Incline Village, Nevada 89451

Our Secretary will maintain a log of such correspondence to the Board and promptly transmit such correspondence to the identified director(s), except where security concerns militate against further transmission or the communication relates to commercial matters not related to the sender’s interest as a stockholder, as determined by our Secretary in consultation with our outside legal counsel.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K once available.

MATTERS FOR APPROVAL AT THE MEETING

PROPOSAL 1:
ELECTION OF DIRECTORS

Members of the Board of Directors

The Board is divided into three classes with each class having a three-year term. The Bylaws provide that the number of directors to constitute the Board shall be fixed by a resolution adopted by the affirmative vote of a majority of the authorized directors. That number is currently fixed at seven directors. The Bylaws also provide that any vacancy on the Board may be filled by a vote of the majority of the surviving or remaining directors then in office. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board presently has seven members: Harold E. Selick, Ph.D., Paul R. Edick, David W. Gryska, Jody S. Lindell, John P. McLaughlin, Samuel R. Saks, M.D. and Paul W. Sandman, with Dr. Selick, Dr. Saks and Mr. Edick serving as Class III members with terms expiring at the Annual Meeting, Messrs. Gryska and Sandman serving as Class I members with terms expiring at the 2017 annual meeting and Mr. McLaughlin and Ms. Lindell serving as Class II members with terms expiring at the 2018 annual meeting.

Dr. Selick, who was appointed to the Board in August 2009 and elected Lead Director of the Board in December 2012, Mr. Edick, who was appointed to the Board in September 2015 and Dr. Saks, who was appointed to the Board in September 2015, if reelected at the Annual Meeting, will serve until the sooner of the 2019 annual meeting of stockholders or until such director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. All of the directors serving at the time of the 2015 annual meeting of stockholders attended such meeting.

Directors are elected by a majority of the votes of shares of the stockholders present in person or represented by proxy and entitled to vote on the election of directors; provided that if the number of nominees exceeds the number of directors to be elected, a plurality of shares of stockholders entitled to vote and present in person or represented by proxy shall be required. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee selected by our Nominating and Governance Committee at its discretion. The nominees have agreed to serve if elected and there is no reason to think that they will be unable to serve.

The following is a brief biography of the three nominees and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2019 Annual Meeting

Harold E. Selick, Ph.D., age 61, was first appointed a director of the Company in August 2009. Since June 2002, Dr. Selick has served as Chief Executive Officer and a director of Threshold Pharmaceuticals, Inc., a publicly-traded biotechnology company. From June 2002 until July 2007, Dr. Selick was also a Venture Partner of Sofinnova Ventures, Inc., a venture capital firm. From January 1999 to April 2002, he was Chief Executive Officer of Camitro Corporation, a biotechnology company. From 1992 to 1999, he was at Affymax Research Institute, the drug discovery technology development center for Glaxo Wellcome plc, most recently as Vice President of Research. Prior to working at Affymax, Dr. Selick held scientific positions at Protein Design Labs, Inc. and Anergen, Inc. As a staff scientist at Protein Design Labs, Inc. (now PDL BioPharma, Inc.), he co-invented technology underlying the creation of fully humanized antibody therapeutics and applied that to PDL’s first product, Zenapax (daclizumab), which was developed and commercialized by Roche for the prevention of kidney transplant rejection. Dr. Selick currently serves as Chairman of the Board of Directors of Catalyst Biosciences, a public drug discovery and development company, as well as Protagonist Therapeutics, a privately-held biotechnology company. He is also a member of the Board of Directors of Amunix, a privately-held biotechnology company. Dr. Selick received his B.A. and Ph.D. degrees from the University of Pennsylvania and was a Damon Runyon-Walter Winchell Cancer Fund Fellow and an American Cancer Society Senior Fellow at the University of California, San Francisco.

As co-inventor of technology that underlies the Queen et al. patents, Dr. Selick provides the Board with a scientific perspective and a unique appreciation of the Company’s assets. Dr. Selick also provides the Board with operational experience derived from his role as a chief executive officer of a publicly-traded biotechnology company.

Paul R. Edick, age 60, was first appointed a director of the Company in September 2015. Mr. Edick is currently managing partner of 3G Advisors, LLC, a consultancy to the pharmaceutical, healthcare and healthcare investor communities. From July 2010 to

November 2014, Mr. Edick served as chief executive officer and a board member of Durata Therapeutics, Inc. Prior to his term at Durata, Mr. Edick was chief executive officer of Ganic Pharmaceuticals, Inc., a Warburg Pincus investment search vehicle, from March 2008 to June 2010 and prior to that was chief executive officer at MedPointe Healthcare, Inc., a position he assumed in 2006 having been their president of pharmaceutical operations since April 2002. He also held a number of senior positions at GD Searle & Company, and at Pharmacia Corporation following its acquisition of the company, culminating in his appointment as Pharmacia’s group vice president and president, Asia Pacific/Latin America. Mr. Edick holds a B.A. in Psychology from Hamilton College. In the past, he served on the Boards of Directors for Amerita, Inc., Veloxis Pharmaceuticals A/S and Informed Medical Communications, Inc. Currently, Mr. Edick serves on the Boards of Directors for Neos Therapeutics, Inc., Circassia Pharmaceuticals plc and NewLink Genetics Corporation, all of which are public companies. He also serves on the Board of Directors of the private company Iterum Therapeutics Ltd.

Mr. Edick brings to the Board over 35 years of experience in the life sciences industry, including extensive commercial expertise from his chief executive officer positions at several companies, including most recently at Durata Therapeutics, Inc.

Samuel R. Saks, M.D., age 61, was first appointed a director of the Company in September 2015. He is a board certified oncologist who most recently served as chief development officer for Auspex Pharmaceuticals, Inc. (Auspex), a position he held from 2013 until it was acquired by Teva Pharmaceuticals Industries, Ltd. in May 2015. He has also served as a board member for Auspex from 2009 to 2015. Prior to Auspex, Dr. Saks was a co-founder of Jazz Pharmaceuticals plc, where he was chief executive officer for six years. Before that, Dr. Saks served as company group chairman of ALZA Corp. (ALZA), and then participated as a member of the Johnson & Johnson Pharmaceutical Group Operating Committee upon the merger of Johnson & Johnson and ALZA. Prior to that, Dr. Saks held various positions with ALZA, most recently as its group vice president. Prior to ALZA, Dr. Saks held clinical research and development management positions with Schering-Plough Corporation, Xoma Corp. and Genentech, Inc. Dr. Saks holds a B.S. in Biology and an M.D. from the University of Illinois. Dr. Saks currently serves on the Boards of Directors of TONIX Pharmaceuticals Holding Corp. and Depomed, Inc., both of which are publicly-traded pharmaceutical companies, as well as the Boards of Directors of the private companies Bullet Biotechnology, Inc., Velocity Pharmaceutical Development, LLC and NuMedii Inc.

Dr. Saks brings over 35 years of experience in biotechnology management to the Board, including extensive product development expertise.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES, AND
PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED IN THE ABSENCE OF
INSTRUCTIONS TO THE CONTRARY.

Directors Continuing in Office until the 2017 Annual Meeting

Paul W. Sandman, age 68, was first appointed a director of the Company in October 2008. Mr. Sandman served at Boston Scientific Corporation in various management positions from May 1993 to February 2008, most recently as its Executive Vice President, Secretary and General Counsel. From 1981 to April 1993, he served at Wang Laboratories, Inc., most recently as Senior Vice President, General Counsel and Secretary. Mr. Sandman received his A.B. from Boston College and his J.D. from Harvard Law School.

As a former general counsel and executive officer of a major, publicly-traded medical technology company, Mr. Sandman provides the Board with experience in corporate governance and the Litigation Committee with invaluable experience in intellectual property litigation.

David W. Gryska, age 60, was first appointed a director of the Company in March 2014. Since October 2014, Mr. Gryska has been the Vice President and Chief Financial Officer of Incyte Corporation. He served as Chief Operating Officer and a director of Myrexis, Inc., a biotechnology company, from May 2012 to December 2012. From December 2006 to October 2010, he served as Senior Vice President and Chief Financial Officer of Celgene Corporation, a biopharmaceutical company. From October 2004 to December 2006, he was a principal at Strategic Consulting Group, where he provided strategic consulting to early-stage biotechnology companies. Previously, Mr. Gryska served at Scios, Inc. (Scios), a biopharmaceutical company, as Senior Vice President and Chief Financial Officer from 2000 to 2004, and as Vice President of Finance and Chief Financial Officer from 1998 to 2000. Scios was acquired by Johnson & Johnson in 2003. From 1993 to 1998, he served as Vice President, Finance and Chief Financial Officer at Cardiac Pathways, a medical device company later acquired by Boston Scientific Corporation. Prior to Cardiac Pathways, Mr. Gryska served as an audit partner at Ernst & Young LLP (EY). During his eleven years at EY, he focused on technology industries, with an emphasis on biotechnology and healthcare companies. Mr. Gryska holds a B.A. in Accounting and Finance from Loyola University and an M.B.A. from Golden Gate University. He served on the Board of Directors of Hyperion

Therapeutics, Inc. Aerie Pharmaceuticals, Inc. and Argos Therapeutics, Inc. Currently, he also serves on the Board of Directors of Seattle Genetics, Inc.

Mr. Gryska has over 20 years’ experience as a chief financial officer for several public companies. Prior to these roles, he was an audit partner at EY. Mr. Gryska brings to the Board extensive knowledge of, and experience in, the application of accounting principles and the financial reporting process, particularly, in the health care sciences industry. In addition, Mr. Gryska fills the role of an “Audit Committee Financial Expert” (as defined in applicable SEC rules) for the Company.

Directors Continuing in Office until the 2018 Annual Meeting

Jody S. Lindell, age 64, was first appointed a director of the Company in March 2009. Ms. Lindell is President and Chief Executive Officer of S.G. Management, Inc., an asset management company she has headed since 2000. Prior to that, Ms. Lindell was an audit partner with KPMG LLP. Through September 2007, Ms. Lindell served as a director and on the Audit and Director’s Loan Committees for First Republic Bank, a publicly-traded financial institution. First Republic Bank was acquired in 2007, underwent a management-led buyout in mid-2010 and again became publicly traded in December 2010. Ms. Lindell continues to serve as a director, the chairperson of the Audit Committee and a member of the Director’s Loan Committee for First Republic Bank. Ms. Lindell has also served as a director of The Cooper Companies since March 2006 and is chairperson of its Audit Committee and member of its Organization and Compensation Committees. She is a Certified Public Accountant (inactive) and holds a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

The Board values Ms. Lindell’s extensive accounting experience, including 25 years’ experience at KPMG LLP, 16 of which were as an audit partner. Ms. Lindell’s knowledge of accounting principles and financial reporting rules and regulations and oversight of the financial reporting process is valued by the Company in her role as a director, the chairperson of the Audit Committee and an Audit Committee Financial Expert.

John P. McLaughlin, age 64, was first appointed a director of the Company in October 2008. Mr. McLaughlin has been our President and Chief Executive Officer since December 18, 2008, when the Company spun-off Facet Biotech Corporation. From November 6, 2008 until the spin-off, he served as a Senior Advisor to the Company. He was the Chief Executive Officer and a director of Anesiva, Inc., formerly known as Corgentech, Inc., a publicly-traded biopharmaceutical company, from January 2000 to June 2008. From December 1997 to September 1999, Mr. McLaughlin was President of Tularik Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President and General Counsel. From January 1985 to September 1987, Mr. McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Prior to that, Mr. McLaughlin served as counsel to various subcommittees in the United States House of Representatives, where he drafted numerous measures that became Food and Drug Administration laws. Mr. McLaughlin co-founded and served as Chairman of the Board of Directors of Eyetech Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company subsequently bought by OSI Pharmaceuticals, Inc., co-founded and served as a director of Peak Surgical, Inc., a private medical device company, until it was acquired by Medtronic in 2011 and served as a director of AxoGen, Inc., a publicly-traded biopharmaceutical company until 2014. Mr. McLaughlin currently serves as a director of Seattle Genetics, Inc., and Avalanche Biotechnologies, Inc., publicly-traded biopharmaceutical companies. He received a B.A. from the University of Notre Dame and a J.D. from Catholic University of America.

Mr. McLaughlin possesses a strong understanding of the biotechnology industry and has experience in development and commercialization of antibodies, corporate licensing and patent litigation that the Company values. In addition, Mr. McLaughlin provides strategic guidance to our management team and the Board.

Independence of Directors

As required under the NASDAQ Stock Market (NASDAQ) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Selick, Mr. Edick, Mr. Gryska, Ms. Lindell, Dr. Saks and Mr. Sandman. In making these determinations, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Mr. McLaughlin, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

 The Board, based on the recommendation of the Nominating and Governance Committee, also determined that each member of each of the Compensation Committee, the Nominating and Governance Committee and the Audit Committee was independent during 2015, and is currently independent, under NASDAQ’s rules for listed companies.

Meetings of the Board of Directors

The Board met 10 times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served during the period for which he or she was a director or committee member.

As required under the applicable NASDAQ listing standards, in fiscal year 2015, the Company’s independent directors met six times in regularly scheduled executive sessions, at which only independent directors were present.

Information Relating to Committees of the Board

The Board currently has the following committees: Audit Committee, Compensation Committee, Litigation Committee and Nominating and Governance Committee.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act) to oversee the Company’s corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions, including, but not limited to:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	appointing an independent registered public accounting firm to audit our financial statements;

•
overseeing and monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) our independent registered public accounting firm’s qualifications, independence and performance and (d) our internal accounting and financial controls;

•	preparing the report that SEC rules require to be included in our annual report or proxy statement;

•	reviewing all related person transactions for potential conflicts of interests or other improprieties;

•
discussing our policies with respect to certain risk assessments, including the risk of fraud, our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	reviewing our investment policy and evaluating our adherence to such policy with regard to investment of our assets;

•	providing the Board with the results of its monitoring and recommendations; and

•	providing the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

In 2015, the Audit Committee was comprised of Ms. Lindell, Mr. Gryska and Dr. Selick. The Audit Committee is currently comprised of Ms. Lindell, Mr. Gryska and Mr. Edick. Ms. Lindell is the chairperson of the Audit Committee. Ms. Lindell and Mr. Gryska have each been determined by the Board to be an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met nine times during the fiscal year 2015. The Audit Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

 The Board has reviewed the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the NASDAQ listing standards).

The audit committee has the authority to retain special legal, accounting or other professional advisors to advise the committee as it deems necessary, at our expense, to carry out its duties and to determine the compensation of any such advisors.

Report of the Audit Committee of the Board of Directors

The Audit Committee has prepared the following report on its activities with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2015.

Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

The independent registered public accounting firm is responsible for planning and performing an independent audit of our consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and for auditing the effectiveness of our internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2015, with management and the independent registered public accounting firm, PricewaterhouseCoopers LLP.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Jody S. Lindell (chairperson)
David W. Gryska
Paul R. Edick.

Compensation Committee

In 2015, the Compensation Committee was comprised of Ms. Lindell, Mr. Sandman and Dr. Selick. The Compensation Committee is currently comprised of Dr. Selick, Mr. Sandman and Dr. Saks. Dr. Selick serves as the chairperson of the Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2)(A) of the NASDAQ listing standards). The Compensation Committee met six times during the fiscal year 2015.

The Compensation Committee is responsible for, but not limited to:

•
reviewing and approving for our chief executive officer and other executive officers: (i) the annual base salary, (ii) the annual incentive bonus, including the specific goals and amount, (iii) equity compensation, (iv) employment agreements, severance arrangements and change in control agreements/provisions and (v) any other benefits, compensation, compensation policies or arrangements;

•	reviewing the effect of the Company’s compensation policies on risk management;

•	reviewing and approving or making recommendations to the Board regarding the compensation policy for such other senior management as directed by the Board;

•	reviewing and approving or making recommendations to the Board regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined;

•
reviewing with management our Compensation Discussion & Analysis and recommending that it be included in our annual proxy statement. Our Compensation Discussion & Analysis discusses the compensation awarded to, earned by or paid to our named executive officers, including: (i) the objectives of the Company’s compensation programs, (ii) what each program is designed to reward, (iii) each element of compensation, (iv) why the Compensation Committee chooses to pay each element, (v) how the Compensation Committee determines the amount for each element and (vi) how each element and the Compensation Committee’s decisions related thereto fit into the Company’s overall compensation objectives and affect decisions regarding other elements; and

•
acting as administrator of our compensation plans, including approving amendments to the plans (including approving changes in the number of shares reserved for issuance thereunder) and approving the grant or amendment of equity awards issued pursuant thereto.

While the Compensation Committee maintains the authority to delegate its exclusive power to determine matters of executive compensation and benefits, the Compensation Committee has not done so. The Compensation Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

The Compensation Committee retains its own independent compensation consultant. The Compensation Committee retained Setren, Smallberg & Associates through December 2012, Barney and Barney, LLC through December 2013 and Board Advisory, LLC (Board Advisory) from April 2014 onward to advise on various matters related to compensation of executive officers and directors and general compensation programs and matters. This proxy statement discusses in various locations which consultant advised the Compensation Committee on the relevant compensation decisions.

The Compensation Committee generally engages Board Advisory to provide:

•	comparative market data on the executive and director compensation practices and programs of competitive companies;

•	guidance on industry best practices and emerging trends and developments in executive and director compensation; and

•
advice on determining the total compensation of each of our executive officers and the material elements of total compensation, including: (i) annual base salaries, (ii) target cash bonus amounts and (iii) long-term incentives, including restricted stock awards.

The Compensation Committee has reviewed an assessment of Board Advisory’s independence and any potential conflicts of interest raised by Board Advisory’s work for the Compensation Committee by considering the following six factors: (i) the provision of other services to us by Board Advisory; (ii) the amount of fees received from us by Board Advisory, as a percentage of the total revenue of Board Advisory; (iii) the policies and procedures of Board Advisory that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Board Advisory with a member of the Compensation Committee; (v) any Company stock owned by Board Advisory; and (vi) any business or personal relationship of Board Advisory with any of our executive officers. Based on such review, the Compensation Committee has concluded that Board Advisory is independent and that there are no such conflicts of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or an employee of the Company at any time during 2015. None of our executive officers serve as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or Compensation Committee. Our chief executive officer assists the Compensation Committee by presenting proposals and recommendations to the Compensation Committee, information on Company and individual performance of the named executive officers and management’s perspective and recommendations on compensation matters. Our chief executive officer recuses himself from that portion of the Compensation Committee meetings involving deliberation and decision making of his own compensation.

Litigation Committee

In 2015, the Litigation Committee was comprised of Mr. Sandman, Mr. McLaughlin and Dr. Selick. The Litigation Committee is currently comprised of Mr. Sandman, Mr. Edick and Mr. McLaughlin. Mr. Sandman is the chairperson of the Litigation Committee. The Litigation Committee met two times during 2015.

The Litigation Committee is responsible for, but not limited to:

•	consulting with management and outside counsel to discuss the initiation of any dispute by us prior to its commencement or the settlement of any dispute prior to its resolution;

•	consulting with management and outside counsel following the initiation of a dispute by a third party or an overture by a third party to settle a dispute;

•	consulting with management and outside counsel regarding the strategy for the management, prosecution and resolution of all disputes;

•	receiving updates on the status of all disputes; and

•	assisting the Board in fulfilling its oversight responsibilities with respect to such disputes.

The Litigation Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

Nominating and Governance Committee

In 2015, the Nominating and Governance Committee was comprised of Ms. Lindell, Mr. Sandman, Mr. Gryska and Dr. Selick. The Nominating and Governance Committee is currently comprised of Dr. Selick, Mr. Gryska and Ms. Lindell. Dr. Selick is the chairperson of the Nominating and Governance Committee. The Nominating and Governance Committee met six times during 2015.

The Nominating and Governance Committee is responsible for, but not limited to:

•	identifying individuals qualified to become Board members;

•	selecting, and recommending to the Board, director nominees for each election of directors;

•	developing, and recommending to the Board, criteria for selecting qualified director candidates;

•	considering committee member qualifications, appointment and removal;

•	considering and articulating the qualities, experiences, skills and attributes that qualify each director to be a member of the Board;

•
assessing the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining whether it is advisable to consider additional candidates for nomination;

•	assessing the Nominating and Governance Committee’s effectiveness in diversifying the Board;

•	evaluating the effectiveness of the Board’s management structure and articulating why the Board’s current or proposed leadership structure is effective;

•	recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to us; and

•	providing oversight in the evaluation of the Board and each committee of the Board.

The Nominating and Governance Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

Evaluation of Director Nominations

In fulfilling its responsibilities to select and recommend to the Board director nominees for each election of directors, the Nominating and Governance Committee considers the following factors:

•	the appropriate size of the Board and its committees;

•	the perceived needs of the Board for particular skills, diversity, background and business experience;

•	the skills, background, reputation and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other Board members;

•	the nominees’ independence from management;

•	the applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of a fresh perspective provided by new members.

The Nominating and Governance Committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates, in the judgment of the Nominating and Governance Committee, must also have sufficient time available to perform all Board and committee responsibilities. Board members are expected to prepare for, attend and participate in all Board and applicable committee meetings.

The Nominating and Governance Committee has defined “diversity” for purposes of evaluating director candidates. Under the Nominating and Governance Committee’s selection criteria, diversity means experience, professional skill, geographic representation and educational and professional background necessary to assist the Board in the discharge of its responsibilities. The Nominating and Governance Committee looks at the composition of the Board as a whole when considering diversity and seeks nominees whose experience, professions, skills, geographic representation and backgrounds complement and create diversity among the directors. The Nominating and Governance Committee does not assign specific weights to any criteria and no particular criterion is necessarily applicable to all prospective nominees.

The same standards apply to any nominee, regardless of whether recommended internally or by stockholders.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and our stockholders. The Nominating and Governance Committee annually evaluates all Board members and the Board as a whole. It also evaluates those directors whose terms expire that year and who are willing to continue in service against the criteria set forth above in determining whether to recommend those directors for reelection. The Nominating and Governance Committee has determined that the Board and its members meet such criteria.

Candidates for Nomination

Candidates for nomination as director come to the attention of the Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Governance Committee determines at any time that it is desirable for the Board to consider additional candidates for nomination, the Nominating and Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if the Nominating and Governance Committee deems it is appropriate, engage a third-party search firm to assist in identifying qualified candidates.

The Nominating and Governance Committee has adopted a policy to evaluate any recommendation for director nominee proposed by a stockholder, and our Bylaws also permit stockholders to nominate directors for consideration at an annual meeting, subject to certain conditions. Any recommendation for a director nomination must be submitted in writing to:

PDL BioPharma, Inc.
Attention: Corporate Secretary
932 Southwood Boulevard
Incline Village, Nevada 89451

 Our Bylaws require that any director nomination made by a stockholder for consideration at an annual meeting must be received in writing not less than 90 calendar days nor more than 120 calendar days in advance of the date of the one-year anniversary of the Company’s (or the Company’s predecessor’s) previous year’s annual meeting of stockholders.

Each written notice containing a stockholder nomination of a director at an annual meeting must include as to the stockholder submitting the nomination:

•
the name and address, as they appear on the Company’s books, of such stockholder and the name and address of the beneficial owner, if any, on whose behalf a proposal of nomination to election of directors is made;

•	the class, series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and such beneficial owner;

•
a representation that such stockholder will notify the Company in writing of the class and number of such shares owned beneficially and of record by such stockholder and such beneficial owner as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•
any option, warrant, convertible security, stock appreciation right, derivative, swap or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value or volatility of any class or series of shares of the Company, whether or not such instrument or right shall convey any voting rights in such shares or shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a Derivative Instrument), directly or indirectly owned beneficially by such stockholder or beneficial owner and any other direct or indirect opportunity of such stockholder or beneficial owner to profit or share in any profit derived from any increase or decrease in the value of shares of the Company and a representation that such stockholder will notify the Company in writing of any such Derivative Instrument or other direct or indirect opportunity to profit or share in any profit in effect as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares of any security of the Company;

•	any rights to dividends on the shares of the Company owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Company;

•
any proportionate interest in shares of capital stock of the Company or Derivative Instruments or other direct or indirect opportunity to profit or share in any profit held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

•
any performance related fees (other than an asset based fee) that such stockholder or beneficial owner is entitled to base on any increase or decrease in the price or value of shares of any class or series of the Company, or any Derivative Instruments or other direct or indirect opportunity to profit or share in any profit, if any;

•
a description of any agreement, arrangement or understanding with respect to the proposal of nomination between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, and a representation that such stockholder will notify the Company in writing of any such agreements, arrangements or understandings in effect as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•
a description of any material interest of such stockholder and such beneficial owner, if any, on whose behalf the proposal is made and of any material benefit that such stockholder and such beneficial owner, if any, on whose behalf the proposal is made expects or intends to derive from such business or action, as applicable;

•
a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or a representation that such stockholder is a holder of record of stock of the Company entitled to consent to corporate action in writing without a meeting, as applicable;

•
a representation whether such stockholder or such beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy (or consent, as applicable) to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (ii) otherwise to solicit proxies (or consents, as applicable) from stockholders in support of such nomination; and

•
any other information that is required to be provided by such stockholder pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (or any successor provision of the Exchange Act or the rules or regulations promulgated thereunder), in such stockholder’s capacity as a proponent of a stockholder nomination.

Each written notice containing a stockholder nomination of a director at an annual meeting must include for each person whom the stockholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class, series and number of shares of capital stock of the Company that are owned beneficially and of record by the person,

•	a statement as to the person’s citizenship,

•	the completed and signed representation and agreement described in the Bylaws,

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and the person, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the person were a director or executive officer of such registrant,

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act, and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

All director nominees must also complete a customary form of director’s questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

 Code of Ethics

The Company has adopted a Code of Business Conduct (the Conduct Code) that applies to all officers, directors and employees. The Conduct Code is available on our website at www.pdl.com. In the event we amend any provision of the Conduct Code, we will satisfy our disclosure obligations with respect to any such amendment by posting such information on our Internet website set forth above rather than by filing a Current Report on Form 8-K.  Any waiver of the Conduct Code will be disclosed by filing a Current Report on Form 8-K.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of chief executive officer and chairperson of the Board as the Board has determined that it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Since March 2009, the Board has been led by a Lead Director instead of a Chairperson. Under our corporate governance principles, the Lead Director of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling executive sessions of the non-employee directors and setting relevant items on the agenda (in consultation with the chief executive officer as necessary or appropriate). The Lead Director must be an independent member of the Board. The Board believes that this leadership structure, consisting of an independent member of the Board as the Lead Director, has enhanced the Board’s oversight of, and independence from, Company management and our overall corporate governance. Dr. Selick, an independent member of the Board, currently serves as the Lead Director.

Risk Oversight by the Board

Companies face a variety of risks, including credit risk, market risk, liquidity risk and operational risk. The Board believes that an effective risk management system will: (i) timely identify the material risks that the Company faces, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile and (iv) integrate risk management into Company decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management. The Company’s management prepares periodic reports to the Audit Committee and the Board discussing in detail the known and anticipated risks to the Company and the Company’s approach to mitigating such risks. Based on such reports, the Audit Committee makes periodic reports to the Board as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes.

In addition to the formal compliance program, the Board and management promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Risk Assessment of Compensation Policies

In early April 2016, the Board, with the assistance of Board Advisory, conducted a risk assessment of the Company’s compensation policies and practices. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level of risk associated with the Company’s business model. For this purpose, the Compensation Committee worked closely with Board Advisory to ensure that pay levels and performance metrics were reasonable from an external competitive perspective and affordable and reasonable within the context of the Company’s current and projected long-term financial performance. The Compensation Committee assessed the Company’s mix of pay (cash versus equity and short- versus long-term) from a competitive and strategic perspective, and found it reasonable and supportive of the business strategy.

Based on the Compensation Committee’s work and the assessment conducted with the assistance of Board Advisory, the Board concluded that its compensation program does not promote excessive risk taking. In this regard, the Company notes that:

•	the Compensation Committee uses third-party corporate governance reviews of the Company’s public filings to assess the reasonableness of pay levels, CEO pay-for-performance alignment and risk profile;

•
the Compensation Committee uses an independent compensation consultant who (i) assesses the competitiveness of each component of the Company’s pay package in relation to its peers in the healthcare industry and (ii) provides the Compensation Committee with a risk assessment report no less than annually;

•	the Company uses explicit and discrete goals in its design of incentive plans and such plans are reasonable in relation to the Company’s size, financial position and business objectives; and

•	the Company uses reasonable maximum caps in its incentive plan design.

PROPOSAL 2:
RATIFICATION OF SELECTION OF PRICEWATERHOUSE COOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and the Board has directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2015. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

None of the Bylaws, other governing documents or law requires stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good governance practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

In September 2014, the Company was notified by its former independent registered accounting firm, Ernst & Young LLP (“EY”) that it was resigning effective September 11, 2014. The reports of EY on the Company’s financial statements for each of the two fiscal years ended December 31, 2012 and 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 2012 and 2013 and in the subsequent interim period through September 11, 2014, there were no disagreements with EY on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of EY would have caused EY to make reference to the matter in their report. During the fiscal years ended December 31, 2012 and 2013 and in the subsequent interim period through September 11, 2014, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K. EY furnished a letter to the Company addressed to the Securities and Exchange Commission stating that it agreed with the above statements. A copy of that letter is filed as Exhibit 16.1 to the Form 8-K filed by the Company on September 16, 2014.

Principal Independent Registered Public Accounting Firm Fees and Services

The aggregate fees billed to the Company for the fiscal years ended December 31, 2015 and 2014, by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm:

($ in thousands)	2015	2014
Fee Category
Audit Fees(1)	$1,131	$1,012
Audit-related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	2	—
Total Fees	$1,133	$1,012

(1)
Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, attestation services surrounding the effectiveness of our internal control environment and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements and attestation services, except those not required by statute or regulation.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning.

(4)	All other fees include any fees billed that are not audit, audit related or tax fees. In 2015, these fees included a license to an accounting research database.

The Audit Committee pre-approves all audit services provided by the independent registered public accounting firm and permissible non-audit services in excess of a certain de minimis amount provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, any pre-approval is detailed as to the particular service or category of services and includes an estimate of the related fees. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting. During fiscal years 2015 and 2014, the Audit Committee approved all of the fees described above.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As described in detail later in this proxy statement under the heading “Compensation Discussion & Analysis,” our executive compensation programs are designed to retain and incentivize the high quality executives whose efforts are key to our long-term success. Under these programs, our named executive officers are rewarded on the basis of individual and corporate performance measured against established corporate and strategic goals. Please read the section of this proxy statement under the heading “Compensation Discussion & Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. Accordingly, we are asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative disclosure, is hereby APPROVED.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. Nevertheless, the Board and the Compensation Committee value the opinions of our stockholders, whether expressed through this vote or otherwise, and, accordingly, the Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

After consideration of the vote of stockholders at our 2011 annual meeting and other factors, the Board has decided to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2017 annual meeting of stockholders.

Stockholder approval of this Proposal 3 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3.

COMPENSATION OF OUR DIRECTORS

In January 2012, in consultation with the Compensation Committee’s then compensation consultant, Setren, Smallberg & Associates, the Board established its compensation policy for outside directors, which was subsequently revised in April 2015 and in January 2016. Members of the Board who are also employees of the Company are not entitled to any compensation with respect to their service as Board members.

Cash Compensation

In 2015, each outside director received a retainer of $100,000 per year, except for the Lead Director who received a retainer of $115,000 per year, for his or her service on the Board. Each outside director also received annual cash retainers for service on Board committees, as follows:

•
Each member of the Audit Committee received a retainer of $17,500 per year, except for the chairperson of the Audit Committee who received a retainer of $30,000 per year, for his or her service on the Audit Committee.

•
Each member of the Compensation Committee received a retainer of $15,000 per year, except for the chairperson of the Compensation Committee who received a retainer of $22,500 per year, for his or her service on the Compensation Committee.

•
Each member of the Litigation Committee received a retainer of $10,000 per year, except for the chairperson of the Litigation Committee who received a retainer of $20,000 per year, for his or her service on the Litigation Committee.

•
Each member of the Nominating and Governance Committee received a retainer of $2,500 per year, except for the chairperson of the Nominating and Governance Committee who received a retainer of $5,000 per year, for his or her service on the Nominating and Governance Committee.

All cash compensation paid to outside directors for their service on the Board and its committees is paid on a quarterly basis in arrears.

We also reimburse our directors for their reasonable travel expenses for Board and committee meetings. The Board annually sponsors a multi-day off-site meeting to which the Board members may bring their spouses. When we hold such a meeting, we reimburse the Board members for their spouses’ reasonable travel expenses for such off-site meeting.

Equity Compensation

We provide our outside directors with grants of restricted stock as a portion of their total compensation to ensure that our outside directors own common stock in the Company and their interests are aligned with our stockholders. In 2015, each of our outside directors received an annual grant of restricted stock under our Amended and Restated 2005 Equity Incentive Plan with a grant date value equal to $150,000, based on the closing price of our common stock on the date of grant. In January 2016, in consultation with the Compensation Committee’s compensation consultant, the Board revised its compensation policy for outside directors to increase the amount of the annual grant of restricted stock to a grant date value equal to $250,000, based on the closing price of our common stock on the date of grant. The purpose of this revision was to make the equity portion of our outside directors’ compensation more closely aligned to that of its peers in the healthcare industry, based upon information provided by the Compensation Committee’s compensation consultant. Such grants are made to each current outside director annually after the conclusion of our annual general meeting of stockholders and to each new outside director upon his or her initial election to the Board. The revision discussed above will apply to grants made after the Annual Meeting. Each grant of restricted stock vests on the first anniversary of the grant date so long as the director continues to serve on the Board during the vesting period. During the vesting period, our outside directors have the right to vote their restricted stock and to receive any dividends or distributions paid on their restricted stock, except that dividends or distributions are accumulated and paid on the earlier of the vesting of the underlying stock in accordance with the vesting conditions of the original award or March 15th of the year following the payment of such dividend or distribution to all stockholders.

2015 Compensation of Directors

In 2015, our outside directors who served on the Board during 2015 earned the compensation set forth in the table below:

Director	Fees Earned	Stock Awards(1)	Total
David W. Gryska	$120,000	$150,000	$270,000
Jody S. Lindell	$146,331	$150,000	$296,331
Paul W. Sandman	$137,304	$150,000	$287,304
Harold E. Selick, Ph.D	$167,856	$150,000	$317,856
Samuel R. Saks, M.D.(2)	$30,891	$150,000	$180,891
Paul R. Edick(3)	$34,922	$150,000	$184,922

(1)
Amounts in this column represent the grant date fair value of the restricted stock granted to our outside directors, as determined in accordance with FASB ASC Topic 718. As of December 31, 2015, Dr. Selick, Messrs. Gryska and Sandman and Ms. Lindell each had 22,059 unvested restricted stock awards, Dr. Saks had 28,090 unvested restricted stock awards and Mr. Edick had 28,463 unvested restricted stock awards.

(2)	Dr. Saks joined the Board in September 2015.

(3)	Mr. Edick joined the Board in September 2015.

Stock Ownership Guidelines

The Board has determined that ownership of our common stock by our officers and directors promotes a focus on long-term growth and aligns the interests of our officers and directors with those of our stockholders. As a result, the Board adopted stock ownership guidelines stating that our outside directors, our chief executive officer and our other five most-highly-compensated officers (based on annual base salary), should maintain certain minimum ownership levels of our common stock.

In 2015, our stock ownership guidelines required that each outside director should own shares of common stock with a value of at least one times the annual cash retainer we pay to the outside director not later than five years after the date the person initially becomes an outside director. With the exception of Dr. Saks and Mr. Edick, who joined the Board in September 2015, all of our outside directors are in compliance with this requirement. We believe that Dr. Saks and Mr. Edick will be in compliance with this requirement not later than five years after the date each respectively became an outside director.

The Board is permitted, in its discretion, to waive the application of our stock ownership guidelines to any covered individual if it determines that, as a result of the individual’s personal circumstances, application of the ownership guidelines would result in a hardship.

EXECUTIVE OFFICERS

Certain information with respect to our current executive officers is set forth below. Under the Bylaws, each executive officer is appointed annually by the Board, and each holds office until such officer resigns, is removed, is otherwise disqualified to serve or such officer’s successor is elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
John P. McLaughlin	64	President and Chief Executive Officer
Christopher Stone	51	Vice President, General Counsel and Secretary
Peter Garcia	54	Vice President and Chief Financial Officer
Danny Hart	40	Vice President, Business Development
Steffen Pietzke	44	Controller and Chief Accounting Officer

John P. McLaughlin, please see discussion under “Proposal 1: Election of Directors - Members of the Board of Directors” for information about Mr. McLaughlin.

Christopher Stone joined the Company in February 2009 as our Vice President, General Counsel and Secretary. He brings more than 25 years of legal experience to the role. Before joining PDL, Mr. Stone served as Vice President of Legal Affairs and Corporate Secretary at LS9, an advanced biofuels development company, where his work included a focus on intellectual property protection and licensing. Prior to that time, he was Vice President of Intellectual Assets USA at Danisco A/S, a global producer of food ingredients, enzymes and bio-based solutions. From 1994 to 2005, Mr. Stone was with Genencor International, a biotechnology company that was acquired by Danisco in 2005, most recently as Vice President of Intellectual Property and General Patent Counsel. At Genencor, he handled all intellectual property matters, including developing and implementing an overall strategy for its domestic and international patent estate of approximately 3,700 patents and patent applications, and managed multiple litigation and interference proceedings and numerous European patent oppositions. Mr. Stone received a J.D. from the National Law Center at George Washington University and a B.S. in Biochemistry from the University of Massachusetts. He is an active member of the District of Columbia Bar, Nevada Bar (company counsel) and California Bar, and was admitted to practice before the United States Patent & Trademark Office in 1992.

Peter Garcia joined the Company in May 2013 as our Vice President and Chief Financial Officer. He also served as our Acting Chief Accounting Officer from May 2013 until July 2013. Before joining PDL, Mr. Garcia served as chief financial officer of BioTime, Inc., which he joined in 2011. Between the years of 1996 and 2011, Mr. Garcia was chief financial officer of six biotech and high-tech companies, including Marina Biotech, Nanosys, Nuvelo, Novacept, IntraBiotics Pharmaceuticals and Dendreon Corporation. While at these companies he raised over $550 million, led multiple merger and acquisition transactions, and managed multiple functions including finance, accounting, treasury, investor relations, corporate communications, IT and facilities. From 1990 to 1996, he was a finance executive with Amgen. Mr. Garcia holds a B.A. in economics and sociology with honors from Stanford University and an MBA with an emphasis in finance and accounting from UCLA.

Danny Hart, our Vice President, Business Development, joined the Company in January 2010 as the Company’s Corporate Counsel. Since joining the Company, Mr. Hart was promoted to Associate Corporate Counsel and Assistant Secretary in April 2011, to Deputy General Counsel and Assistant Secretary in January 2012 and then to his current position of Vice President, Business Development in September 2014. From 2006 until he joined the Company, Mr. Hart worked as an associate with Hogan & Hartson LLP (now Hogan Lovells US LLP), a leading international law firm, where his practice focused on securities, corporate governance and mergers and acquisitions. Before joining Hogan & Hartson, Mr. Hart began his legal career at Skadden, Arps, Slate, Meagher & Flom LLP, a leading international law firm, where he focused on corporate restructurings. Mr. Hart received a J.D. from Vanderbilt University Law School and a B.A. from the University of Washington in Seattle.

Steffen Pietzke, our Controller and Chief Accounting Officer, joined the Company in June 2015. Prior to PDL, Mr. Pietzke was a Senior Manager with Ernst & Young LLP (E&Y) since 2013. He provided audit and related financial services to both public and private companies in the U.S., Europe and China. Prior to joining E&Y, Mr. Pietzke was with PricewaterhouseCoopers LLP for more than 12 years, most recently as a senior manager. He is highly regarded at these public accounting firms for his technical expertise where he focused on specific complex areas such as revenue recognition, financial instruments, derivatives, stock-based compensation and public offerings. Mr. Pietzke is a licensed Certified Public Accountant, a member of the American Institute of Certified Public Accountants and holds a Bachelor of Business Science degree in Accounting with honors from the University of Sciences in Offenburg, Germany.

COMPENSATION DISCUSSION & ANALYSIS

Overview

This Compensation Discussion & Analysis describes our compensation program as it relates to our named executive officers set forth below in “Executive Officer Compensation—Summary Compensation Table.”

We present our Compensation Discussion & Analysis in the following sections:

1.
Executive Summary. In this section, we highlight our 2015 corporate performance, describe certain aspects of our business and summarize certain governance aspects of our executive compensation program.
p. 23

2.
Executive Compensation Program Philosophy, Objectives and Process. In this section, we describe our executive compensation philosophy and objectives and the process the Compensation Committee follows in deciding how to compensate our named executive officers and the material elements of our executive compensation program.
p. 28

3.
Compensation Program Elements. In this section, we present a brief overview of the specific elements of our compensation program and a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of our named executive officers for fiscal year 2015.
p. 30

4.
Other Executive Compensation Matters. In this section, we summarize our other compensation policies, review the accounting and tax treatment of compensation and the relationship between our compensation program and risk.
p. 37

This Compensation Discussion & Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

Fiscal 2015 Performance

In 2015, we reported total revenues of $590 million, an approximate 2% increase over 2014 total revenues and an approximate 30% increase over the Company's total revenues in 2013. We are a unique public company consisting of ten employees that maintains the highest revenue-per-employee in our industry with limited expenses related to operating as a public company, business development and protecting our intellectual property. We are focused on managing our current assets, acquiring income generating assets and completing financial transactions in a manner that will provide long-term growth and greater value for our stockholders.

Income Generating Asset Acquisitions

The Company actively manages a portfolio of income generating assets while evaluating new transactions. During 2015, the Company completed three new income generating asset acquisition transactions and funded additional loans under existing investments, utilizing approximately $153 million of the Company's available cash and cash equivalents and committing to the deployment of over an additional $170 million. As of the end of 2015, the Company has deployed $932 million and committed over $1 billion in the acquisition of income generating assets over the past four years.

The Company's focus is to build returns for the longer term after payments related to the Queen et al. patent licenses end after the first quarter of 2016. In 2015, the Company generated approximately $104.6 million in revenue that was attributable to the income generating asset acquisitions compared to $93.8 million in 2014 and $24.5 million in 2013, which reflects growth of over 327% since 2013, from the Company's non-Queen et al. revenue. The Company has attempted to structure the transactions involving income generating assets so that they provide increasing amounts of revenue in 2016 and beyond.

Dividends and Total Stockholder Return

In 2015, the Company paid a quarterly dividend of $0.15 per share, totaling $0.60 per share for the year and providing a dividend yield of approximately 16.9% at December 31, 2015. Recently, our Board declared a quarterly dividend to be paid to our stockholders in the first quarter of 2016 of $0.05 per share of common stock. At the same time the Board elected to determine its future dividend plans on a quarter by quarter basis, rather than for the full year as was the previous practice, the purpose of which is to allow greater flexibility and focus on long term growth.

The Company’s total stockholder return (TSR), as calculated by Institutional Shareholder Services (ISS), was -48.5% in 2015, -13.2% for the three years ending December 31, 2015 and -2.3% for the five years ending December 31, 2015 as the Company transitions its business model from relying primarily on the Queen et al. patent revenue stream to evolving its business to include a broader array of income generating assets focused on long-term returns to stockholders.

There are two inter-related factors that may explain this disconnect between performance and share price. First is uncertainty in the minds of investors related to the reduction in Company revenues that will occur after the first quarter of 2016 due to the expiration of the Queen et al. patents and the conclusion of license payments related thereto. The Queen et al. patent revenue accounted for 82% of the Company’s 2015 revenues. Anticipating this decline in revenue, the Company began investing in new income generating assets in the second half of 2012 to build a longer-term replacement revenue stream. Over this four-year period, the Company has consistently been able to selectively identify and acquire income generating assets to provide a more diversified base of assets that it believes will support meaningful financial returns to its stockholders going forward. To date, the Company has committed over $1 billion in the acquisition of new income generating assets.

A second related factor is a transition in our institutional investor base and removal from the NYSE Arca Biotech Index fund, which has negatively impacted the stock price performance, particularly in 2015. For the past seven years, we have paid dividends to our stockholders, and for the past five years, we have paid a quarterly dividend of $0.15/share/quarter set at the beginning of each calendar year for the entire year. Because of the concerns about revenues in 2016 and beyond, and the anticipated effect of the revenue decline on our dividend policy, there was significant downward pressure on the Company’s share price as dividend sensitive investors sold the stock and more healthcare oriented investors purchased the stock. The resulting share price decline was further impacted when the Company’s stock was removed from the NYSE Arca Biotechnology Index in October 2015 as a part of the Index’s rebalancing, resulting in additional extraordinary sell pressure on the Company’s stock.

The current negatives in the equity and debt markets, especially with respect to healthcare companies, is an ideal environment for an alternative source of financing, such as PDL, because the traditional sources of capital from the sale of equity or the incurrence of debt are less available. As a result, we are seeing more deals and larger deals that we believe should enable us to continue to acquire income generating assets that provide for long-term growth in the Company’s business and better returns for stockholders.

The Company believes that the transition to a new business strategy requires competitively compensating our very small management team headquartered in the remote location of Incline Village, Nevada consistent with the long-term focus necessary to support our business model in this period of transition.

Stockholder Engagement

In May 2015, the Company, with the assistance of its proxy solicitor, reached out to its top 25 stockholders, who in the aggregate owned approximately 80% of the outstanding common stock of the Company at such time, to determine if such stockholders had any issues or questions regarding the voting proposals in the 2015 proxy statement. In response to this outreach, no stockholders identified any issues with respect to the voting proposals. Accordingly, an overwhelming majority of the votes cast (above 95%) at the Company's annual meeting held in May 2015 were in favor of each of the proposals, including the “say-on-pay” and equity plan approval proposals. Since “say-on-pay” was adopted, the Company has received stockholder approval votes of above 93% each year. In addition, periodically throughout the year, the Company’s chief financial officer and chief executive officer meet directly with stockholders, and actively respond to stockholder inquiries as matters arise.

Fiscal 2015 Executive Compensation

Emphasis on “At Risk”, Performance Based Compensation

The Compensation Committee is focused on linking cash compensation to Company performance and putting cash compensation "at risk." For example, as the Company has transitioned its business model, the "at-risk" cash payments to our chief executive officer increased to 74.3% in 2015 from 17.0% in 2010 (2011 is absent because there was no incentive plan scheduled to vest during that year and therefore is not included), as illustrated in the chart below:

In addition, all equity-based compensation under the Company’s compensation plans for its executive officers is “at risk” based on the achievement of performance goals under the long-term incentive plans. As the Company transitions its business from reliance on revenues deriving from the Queen et al. patents to acquiring new income generating assets, the Compensation Committee believes it is important to tie the structure and payment of the incentive plans for the Company’s executive officers to the Company’s business model for this transition period.

Base Salary

For fiscal year 2015, the Compensation Committee reviewed the base salary of each of our named executive officers and the performance of the Company as well as an analysis and summary of competitive market practice prepared by Board Advisory, LLC, or Board Advisory, the Compensation Committee's independent compensation consultant. Based on this review, the Compensation Committee determined to set the named executive officers’ base salaries near or at the 50th percentile of that of the Compensation Committee's selected comparator companies, adjusted for an industry-standard cost of living increase.

Annual and Long-Term Incentive Plans

The Compensation Committee believes that both the short-term and long-term incentive structures of the Company’s executive compensation plans should be viewed in conjunction with each other to determine the most effective way to align executive management’s incentives in both the short and long-term with those of the Company’s stockholders. The Compensation Committee gives careful consideration to balancing these short and long-term objectives in designing the performance-based incentive plans for the Company’s executive officers. All compensation is performance based under both the annual and long-term bonus plans and there are no guaranteed payments under these plans.

2015 Annual Bonus Plan

With respect to the annual cash bonus for fiscal year 2015, the Compensation Committee established the 2015 Annual Bonus Plan. This annual cash bonus is intended to incentivize and reward our named executive officers for accomplishing corporate (75% weighting) and individual (25% weighting) goals, except for our chief executive officer whose bonus is determined solely on the performance of the Company against its corporate goals.

The annual cash bonus is compensation that is entirely at risk in the case of underperformance. The Compensation Committee sets the target bonus amount in consultation with its independent compensation consultant and ultimately determines the achievement levels and total annual cash bonus, which can range between zero and a maximum bonus level, not to exceed 200% of the annual target bonus, based on accomplishment of corporate and individual goals.

In furtherance of a short-term performance incentive structure, the Compensation Committee developed the corporate goals under the 2015 Annual Bonus Plan with a view towards the current transitional phase of the Company’s business due to the expected decline in revenues after the first quarter of 2016. In order to provide for long-term growth and sustainable returns for the Company’s stockholders in this transitional period, the Compensation Committee believes that the primary short-term focus of the Company should be on acquiring and accumulating additional high quality income generating assets to replace a portion of the revenues historically derived from the Company’s Queen et al. patents. In addition, the Compensation Committee also views the optimization of the Company’s capital structure as integral to ensuring cash flows sufficient to support such income generating asset acquisitions. As such, the Compensation Committee established the following corporate goals for the 2015 Annual Bonus Plan: (i) (a) acquire $250 million in income generating assets with rates of return that have a meaningful impact on the Company’s ability to provide returns to stockholders in the future and (b) effectively manage existing income generating assets to assure anticipated returns (weighted as 70% of the overall bonus) and (ii) effectively optimize the Company’s capital structure and continue to appropriately address tax compliance and examinations on the Company income tax matters (weighted as 30% of the overall bonus).

To determine the appropriate amount of income generating asset acquisitions to set as a corporate goal, the Compensation Committee, with the assistance of the Company’s management, reviewed short and long-term projected cash flows of the Company that would support the achievement of the overarching goal of providing sustainable long-term growth and returns to stockholders. While the primary purpose of the 2015 Annual Bonus Plan is to incentivize management to achieve the shorter term goals of the Company, the Compensation Committee also tried to balance the longer term goals of the Company and its stockholders by including the effective management of its existing income generating assets as a component of the corporate goals. The purpose of such component is to ensure effective management of such assets so that they provide the Company with the returns that it anticipates will support the long term growth of the Company and ability to provide returns to stockholders in the future.

In December 2015, the Compensation Committee evaluated the Company's performance against the 2015 corporate performance goals (as well as the performance of each of our named executive officers, other than our chief executive officer, against their individual goals). The Compensation Committee determined that 90% of the 2015 corporate goals established under the 2015 Annual Bonus Plan were achieved, as more fully discussed below under the heading “2015 Performance Evaluations and Bonus Amounts.”

The amount of base salary and cash bonus earned by each named executive officer for fiscal year 2015 is set forth in “Executive Officer Compensation—Summary Compensation Table” on page 40.

2015/19 Long-Term Incentive Plan

In furtherance of a long-term performance incentive structure, in January 2015 the Compensation Committee established the 2015/19 Long-Term Incentive Plan (effective date of January 1, 2015), or the 2015/19 LTIP, for our executive officers. In establishing the 2015/19 LTIP, the Compensation Committee relied on analysis performed by Board Advisory with respect to similar plans established by comparable revenue generating companies. The 2015/19 LTIP is comprised of two components: (i) the right to receive a cash payment and (ii) a number of unvested restricted shares of our common stock based on a known underlying stock price. The purpose of the 2015/19 LTIP is to enhance stockholder return over the long term, through promotion of long-term corporate goals and retention of the Company's management team. The 2015/19 LTIP is constructed so that 50% of such cash payments and restricted shares vest in December 2016, and the remaining 50% of cash payments and restricted shares vest in equal amounts in December of 2017, 2018 and 2019. The Compensation Committee recognizes that the attainment of long-term goals for the Company’s business model requires more than one year to accomplish, and therefore our annual cash bonus plan fails to provide sufficient incentives to achieve those long-term goals. Accordingly, the 2015/19 LTIP states that all of the compensation that could be earned under the plan is at risk and tied to the achievement of performance criteria over a longer-term period of five years, similar to the 2014/18 Long-Term Incentive Plan, or 2014/18 LTIP.

The Compensation Committee structured the performance goals and vesting structure of the 2015/19 LTIP with the objective of aligning the medium and longer-term interests of the Company’s executive officers with those of its stockholders. As discussed with respect to the 2015 Annual Bonus Plan, the Compensation Committee believes that the acquisition and accumulation of high quality income generating assets is fundamental to insuring that the Company is able to have sufficient cash flows to support sustainable long term growth and the ability to provide its stockholders with returns in the future. To reflect this objective, and consistent with the corporate goals of the 2015 Annual Bonus Plan, the Compensation Committee determined that the goal for the initial two-year vesting period under the 2015/19 LTIP should be the acquisition of $500 million in income generating assets during such two-year period. Similar to the 2015 Annual Bonus Plan, the determination of the amount of income generating asset acquisitions set as the performance goal was based on the Company’s cash flow projections as those being sufficient to provide the Company with resources to continue its long term growth plan and provide stockholders with returns. To incentivize the executive officers to only acquire high quality income generating assets that provide the levels of returns necessary for the cash flows of the business to achieve its longer term objectives, the Compensation Committee designed the performance goals corresponding to the subsequent vesting periods in years three, four and five of the 2015/19 LTIP so that they would measure the quality of the income generating assets acquired in the initial two-year vesting period. The performance goals for these subsequent vesting periods are that the income generating assets acquired in the initial two-year period must generate at least 80% of the projected cash flows, or returns, that the Company modeled when the acquisitions were consummated. With such structure, the Compensation Committee effectively tied 50% of the potential awards to the accumulation of income generating assets and 50% of the potential awards to the quality of such assets.

Given the transitional position of the Company’s business and the quickly approaching expected dramatic decline in revenues from our Queen et al. patents after the first quarter of 2016, the Compensation Committee believed it needed to re-assess retention of the Company’s management. In light of the very small size of the Company’s executive management team, the Compensation Committee was concerned that if any of the management team were to leave the Company, there would be a disproportionately negative impact on the business of the Company. To address these concerns, in September 2015, the Compensation Committee, with the assistance and advice of Board Advisory, reviewed the 2015 Annual Bonus Plan and 2015/19 LTIP for each of the named executive officers (other than the chief executive officer) and determined that the potential payments under 2015 Annual Bonus Plan and 2015/19 LTIP should be increased by certain multiples to encourage management retention for such individuals given the factors discussed above. The chief executive officer did not receive any retention-based increases.

In December 2015, 50% of the 2014/18 LTIP vested and paid awards to our named executive officers eligible for payment under the plan. The amount of the awards earned under the 2014/18 LTIP is discussed under the section "Long-Term Incentive" beginning on page 34.

Selected Compensation Governance Highlights

Our executive compensation program consists of an array of compensation governance features and controls, including the following features:

•	The Compensation Committee is comprised solely of independent directors.

•	Our named executive officers receive no supplemental executive retirement benefits and limited perquisites.

•	We do not gross-up tax payments for our named executive officers.

•
Our chief executive officer's annual cash bonus is 100% attributable to the achievement of corporate goals set by the Compensation Committee and ratified by the Board and is fully at risk of non-payment in the event of unsatisfactory performance, thereby putting a minimum of 50% of our chief executive officer's total annual cash compensation (comprised of base salary and an annual cash bonus opportunity) at risk and tied to the Company's annual performance.

•	Our long-term incentive plans have been designed to reward and retain our valuable management, align the interest of management with our stockholders and incentivize long-term performance.

•	We maintain stock ownership guidelines for our directors and executive officers.

•
We use grants of restricted stock in connection with the Company's long-term incentive plans rather than stock options because, in the opinion of the Compensation Committee, use of actual shares, which receive dividends, rather than options, which do not receive dividends, incentivizes our named executive officers and our employees to be more careful with risk and directly aligns their interests with the interests of our stockholders.

•
We strictly prohibit our executive officers from "short sales," hedging and other monetization transactions (such as zero-cost collars and forward sale contracts), holding the Company’s securities in margin accounts and pledging the Company’s securities as collateral for loans.

•
We have adopted a clawback policy to prevent executive officers involved in certain wrongful conduct from unjustly benefiting from such conduct, and to remove the financial incentives to engage in such conduct.

Compensation decisions and other details are discussed in greater detail in the remainder of this Compensation Discussion & Analysis.

Executive Compensation Program Philosophy, Objectives and Process

Philosophy and Objectives

The Company has a unique business model in the healthcare industry because we conduct no clinical research, development or commercialization activities, but rather earn substantially all our revenues from royalties, interest income and other income generating assets. In order to efficiently conduct our operations, we rely on a small staff of ten people, with our principal place of business being in the State of Nevada. To achieve our corporate goals, we need a highly talented and seasoned team of business professionals. We compete with many other companies in seeking to attract and retain a skilled management team and have to overcome the disadvantages of being located in a remote location with limited access to top executive talent and expertise.

The Compensation Committee has structured our executive compensation program to take into account our unique business model, leveraged headcount and location. Accordingly, the Compensation Committee utilizes four types of compensation to attract and retain a talented management team: base salary, annual cash bonus, long-term incentive compensation and employee benefits.

The goals of our executive compensation established by the Compensation Committee are fourfold:

•	Structure our compensation plans to effectively motivate our management to achieve the stated goals of the Company and to perform in a manner that maximizes stockholder value.

•
Offer executive compensation programs that are competitive in the marketplace to enable us to recruit high-quality candidates for senior leadership positions and to retain these executive officers through appropriate base compensation, equity and cash awards and incentives.

•
Strike a balance of short-term and long-term incentives tied to our named executive officers' individual performance and their contribution to our annual and long-term company-wide goals and objectives.

•	Align the interests of our named executive officers and stockholders through the use of equity incentives, performance metrics and ownership requirements of the Company’s stock.

Our business mission is to enhance stockholder value by: (i) acquiring new income generating assets, (ii) managing our existing portfolio of income generating assets to maximize the value thereof and (iii) managing our intellectual property to maximize its value. Because these goals are accomplished over both the short- and long-term, the Compensation Committee has established a compensation program that utilizes a mix of annual and long-term incentives to assure that management and employees are focused on attainment of the Company's corporate goals, whether these goals are short- or long-term. The Compensation Committee has not employed any specific policies for allocating compensation between annual and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation; although it reviews with independent consultants its mix on an annual basis. To date, the Compensation Committee has determined that its current compensation structure adequately accomplishes the Company's objectives.

The Compensation Committee structures our executive compensation program in a manner that it believes does not promote inappropriate risk taking by our executive officers, and encourages them to take a balanced approach, focused on achieving our corporate goals and enhancing stockholder return. A more complete discussion regarding the risk assessment process can be found at "Risk Assessment of Compensation Policies" above.

Executive Compensation Process

When making executive compensation program decisions, the Compensation Committee reviews: (i) the Company's competitive market compensation data, (ii) the Company's performance against the Company's corporate goals and objectives, (iii) the Company's performance relative to its comparator companies, (iv) individual officer qualifications and performance based on specified performance metrics, and (v) the unique circumstances of the Company. To accomplish these reviews, the Compensation Committee engaged Board Advisory, an independent compensation consultant, to provide advice on competitive market practice and recommendations for structuring our named executive officers' compensation for fiscal year 2015. In addition, the Company engaged a third party corporate governance consultant to provide market performance and performance metric data for fiscal year 2014 for the Compensation Committee's fiscal year 2015 compensation decisions.

Comparator Companies

Due to the Company's unique business model and circumstances, the Compensation Committee has found it difficult to establish an appropriate group of peer companies for the purposes of evaluating the Company’s compensation practices. While the Company’s historical business is firmly rooted in the healthcare industry, its shift in focus towards also acquiring and managing a broader array of income generating assets has characteristics customarily associated with the asset management and financial services industries. However, due to a lack of public companies in the asset management and financial service industries with similar revenues and because the healthcare industry remains the core focus of the Company and is the sector from which the Company primarily draws its management, the Compensation Committee, in consultation with Board Advisory, has determined that companies in the healthcare industry remain the most appropriate peers for executive compensation comparison purposes. To that end, the Compensation Committee directed Board Advisory to analyze companies in the healthcare industry within the revenue parameters used by ISS to determine its peer group (potential comparator companies within a revenue range of 0.4 to 2.5 times the Company’s annual revenues (or, between $221.5 million and $1,100.0 million)) in order for the Compensation Committee to determine an appropriate list of comparator companies.

The list of comparator companies is updated annually as the previous year's companies may no longer fit the most appropriate parameters for the Company. Certain of the comparator companies from the prior year’s comparator group (Cubist Pharmaceuticals, Inc. and Salix Pharmaceuticals, Inc.) have since been acquired and/or no longer exist as independent companies. The following list of comparator companies for 2015 demonstrates the Compensation Committee's focus on selecting companies relatively similar in industry sector and size (after taking into account that the Company is unique in its business model and circumstances):

Acorda Therapeutics, Inc. Akorn, Inc. Alkermes plc BioMarin Pharmaceutical Inc. Cepheid Depomed, Inc.	Emergent BioSolutions Inc. Genomic Health, Inc. Horizon Pharma plc Impax Laboratories, Inc. Incyte Corporation Jazz Pharmaceuticals plc	Medivation, Inc. Myriad Genetics, Inc. Sagent Pharmaceuticals, Inc. Seattle Genetics, Inc. The Medicines Company Vertex Pharmaceuticals Inc.

Competitive Market Data

The Compensation Committee reviewed the resulting competitive market compensation data prepared by Board Advisory from the list of comparator companies. The Compensation Committee has determined that, in order to attract the executive talent necessary to lead the Company, target total direct compensation (comprised of base salary, annual bonus opportunity and long-term incentive opportunity) should be near or at the 50th percentile of the comparator companies.

Performance Data

The Compensation Committee reviewed the Company's and individual performance relative to established corporate and individual goals when making compensation decisions for fiscal year 2015.  Additionally, the Compensation Committee reviewed and considered pay-for-performance reports prepared by a third party corporate governance consultant to confirm that the Company's pay practices are reasonable relative to the Company's performance and are in line with industry and market practices and standards, as well as the suggested peer companies identified by this consultant at the time such decisions were made in January 2015.

Qualifications and Unique Company Existence

In addition to analyzing market compensation and performance data, the Compensation Committee considers an individual's qualifications, experience and contribution to the Company when making compensation decisions, as well as the Company's unique business model, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding the Company's headquarters and the fact that we require our named executive officers to be located proximate to the Company's headquarters in Nevada.

No Delegation of Compensation Decisions

The Compensation Committee has not delegated any of its exclusive power to determine matters of executive compensation and benefits. Our chief executive officer and an independent compensation consultant assist the Compensation Committee by presenting proposals and recommendations to the Compensation Committee, information on the Company and individual performance of our named executive officers and management's perspective and recommendations on compensation matters (our chief executive officer recuses himself from that portion of the Compensation Committee meetings involving deliberation and decision-making pertaining to his own compensation). The Compensation Committee reports to the Board on the major items covered at each Compensation Committee meeting.

Compensation Program Elements

The annual compensation payable to our named executive officers is comprised of four elements which are designed together to motivate our named executive officers to achieve our strategic goals. These four elements are: (i) base salary, (ii) annual cash bonus, (iii) long-term incentive compensation and (iv) employee benefits.

In addition, we provide other limited perquisites, benefits and severance, but such perquisites and benefits, other than a housing allowance provided to a limited number of employees, are generally available to all of our employees on the same terms as to our named executive officers.

Each element, and why we pay it, is discussed below.

Base Salary

Base salary is the fundamental, fixed element of our named executive officers' compensation and the foundation for each named executive officer's total compensation.

In order to attract the executive talent necessary to lead the Company, the Compensation Committee believes that base salary should be near or at the 50th percentile of similar-sized companies within the healthcare industry and should be based on an individual's qualifications, experience and contribution to the Company. When setting base salaries for our named executive officers, the Compensation Committee considers the Company's unique business model, the named executive officers' prior performance, individual contributions, responsibilities, experience and position, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding the Company's headquarters and the fact that we require our named executive officers to be located proximate to the Company's headquarters in Nevada.

Base salaries are reviewed annually and may be adjusted by the Compensation Committee taking into account the individual performance of the named executive officer as well as that of the Company as a whole.

For fiscal year 2015, the Compensation Committee reviewed the base salary and performance of each of our named executive officers, the performance of the Company and Board Advisory’s analysis and summary of the market practice of the comparator companies. The Compensation Committee determined that the base salaries of our named executive officers for 2014 were near or at the 50th percentile of its comparator companies and according to the 2014 Radford Biotechnology Survey for companies with annual revenues in a range between $200 million and $999.9 million (the 2014 Radford Biotechnology Survey). Based on this review, the Compensation Committee determined to increase the base salaries of our named executive officers solely by an equivalent cost-of-living adjustment for 2015.

The fiscal year 2015 base salaries for our named executive officers are set forth in the table below:

Name	Title	2015 Base Salary	% Increase from 2014 Base Salary
John P. McLaughlin	President and Chief Executive Officer	$737,591	3.0%
Christopher Stone	Vice President, General Counsel and Secretary	$428,233	3.0%
Peter Garcia	Vice President and Chief Financial Officer	$417,768	3.0%
Danny Hart	Vice President, Business Development	$370,800	3.0%
Steffen Pietzke(1)	Controller and Chief Accounting Officer	$260,000	—
David Montez	Former Controller and Chief Accounting Officer	$257,088	3.0%

(1)	Raise for Mr. Pietzke is absent from this table because his appointment as an officer of the Company occurred in 2015.

 Annual Cash Bonus

The second component of our named executive officers' total compensation is the annual cash bonus. The annual cash bonus is intended to encourage high levels of individual and Company performance by rewarding our named executive officers for their individual contributions and our overall performance during the year.

As discussed above, in order to attract the executive talent necessary to lead the Company, the Compensation Committee has determined that total compensation should be near or at the 50th percentile of other similar-sized companies within the healthcare industry and should be based on an individual's qualifications and experience. Furthermore, the Compensation Committee believes that a significant portion of a named executive officer's compensation should be based on Company and individual performance. As a result, we provide our named executive officers with an annual cash bonus opportunity that can be earned based on achievement of certain predetermined corporate and, in the case of our named executive officers other than our chief executive officer, individual performance goals.

As with base salary, when determining annual bonus opportunities, the Compensation Committee considers the Company's unique business model, the named executive officers' prior performance, individual contributions, responsibilities, experience and position, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding the Company's headquarters and the fact that we require our named executive officers to be located proximate to the Company's headquarters in Nevada.

Fiscal Year 2015 Bonus Evaluation

For fiscal year 2015, the Compensation Committee established the 2015 Annual Bonus Plan. The 2015 Annual Bonus Plan is composed entirely of cash and is compensation entirely at risk, depending on performance. In the event of underperformance, the Compensation Committee may elect to award no bonus. In the event of performance that exceeds the Compensation Committee's performance expectations, the bonus amount is capped at a maximum of 200% of the target amount, unless the Compensation Committee determines in its discretion to award amounts outside of and in addition to the 2015 Annual Bonus Plan.

As part of the 2015 Annual Bonus Plan, the Compensation Committee reviewed and approved the Company's corporate goals for 2015 and the individual goals for our named executive officers, as well as the weighting of corporate and individual goals in determining their bonuses for fiscal year 2015.

In determining the appropriate ratio of corporate goals and individual goals for measuring overall performance, the Compensation Committee has determined that our chief executive officer's performance should be measured solely on the basis of the Company's overall performance with respect to corporate goals. With respect to the other named executive officers, the Compensation Committee has determined that the ratio should be heavily skewed toward the attainment of the corporate goals, but also recognized that, in a company with a small staff such as the Company, some weight should be accorded to the attainment of individual goals because the individual goals contribute toward attainment of the corporate goals.

In connection with the annual cash bonus, the Compensation Committee reviewed the target bonus (as a percentage of base salary) of each named executive officer and Board Advisory’s analysis and summary of the market practice of the comparator companies. In January of 2015, the Compensation Committee determined that the target bonus percentages of Messrs. McLaughlin, Stone, Garcia, Hart and Montez were near or at the 50th percentile of its comparator companies as well as those covered by the 2014 Radford Biotechnology Survey. In September of 2015, in consultation with Board Advisory, the Compensation Committee reviewed the bonus target of each of the named executive officers’ (other than the chief executive officer) and determined to increase the eligible target bonus percentages by 50% for the purpose of retaining such executive officers.

Upon the hiring of Mr. Pietzke, the Compensation Committee, with the assistance of Board Advisory, performed an analysis equivalent to that used for its existing named executive officers and targeted his bonus percentage to be near or at the 50th percentile of at both the Company’s comparator companies and according to the 2014 Radford Biotechnology Survey.

The target and maximum bonus (as a percentage of base salary) and the ratio of corporate to individual goals for each named executive officer are set forth in the table below:

Name	Title	2014 Target Bonus	2015 Target Bonus(1)	2015 Maximum Bonus(1)	Ratio of 2015 Corporate Goals/ 2015 Individual Goals
John P. McLaughlin	President and Chief Executive Officer	100%	100%	200%	100%/0%
Christopher Stone	Vice President, General Counsel and Secretary	50%	75%	150%	75%/25%
Peter Garcia	Vice President and Chief Financial Officer	50%	75%	150%	75%/25%
Danny Hart	Vice President, Business Development	50%	75%	150%	75%/25%
Steffen Pietzke(2)	Controller and Chief Accounting Officer	—	45%	90%	75%/25%
David Montez	Former Controller and Chief Accounting Officer	30%	30%	60%	75%/25%

(1)	The 2015 target and maximum bonus percentages for each of the named executive officers other than Mr. McLaughlin were increased in September 2015 by 50% to encourage executive retention.

(2)
The 2015 target bonus percentages for Mr. Pietzke was not evaluated along with the other named executive officers because at the time of the target bonus evaluation, Mr. Pietzke was not an officer of the Company (although Mr. Pietzke’s target bonus percentages was evaluated in connection with his employment offers). Because Mr. Pietzke joined the Company mid-year, he was eligible to receive a prorated portion of his target bonus in 2015.

Corporate Goals

Our corporate goals for 2015 and the relative weight ascribed to them are set forth in the table below:

2015 Corporate Goal	Weight
Business Development and Management of Assets	70%
Financing and Financial Matters	30%
Total	100%

The Compensation Committee monitored the achievement of the 2015 corporate goals throughout the year.

Individual Goals

Christopher Stone

Goals for 2015 for Christopher Stone, our Vice President, General Counsel and Secretary, included: (i) effectively manage intellectual property and legal diligence for asset acquisitions, (ii) participate in loan documentation, and participate heavily in royalty acquisition negotiation and documentation, (iii) assist in effective management of audits, (iv) effectively manage investment company regulation matters, (v) effectively manage legal components of private fund set up, if the company elects to do so, (vi) effectively manage shareholder litigation class action, derivative suit and books and records requests in a manner to reduce company risk and minimize disruption, (vii) effectively manage the Wellstat Diagnostics loan, (viii) manage and develop the legal department with regard to efficiency and risk management processes and ensuring appropriate staffing and skills given the changing nature of the company, and (ix) effectively manage new disputes and litigation matters. A specific value was not attached to each goal.

Peter Garcia

Goals for 2015 for Peter Garcia, our Vice President and Chief Financial Officer, included: (i) optimize the Company’s capital structure to support its ability to continue to pay dividends, (ii) effectively manage audits, (iii) add functionality to multi-year financial planning and analysis tools to allow accurate and rapid modeling of various scenarios, (iv) work with the Board and senior management to develop an acquisition plan that includes compatible acquisition targets or revenue models, (v) continue to meet Securities and Exchange Commission filing requirements, with reliable and timely filings and no restatements, (vi) maintain and manage the Company’s investments and ensure compliance with debt and other potential financing requirements, (vii) maintain an active consultative relationship with auditors, tax preparers and other third-party service providers to ensure timely responses and proper risk mitigation, (viii) implement enterprise risk management program and update audit committee, (ix) work with outside tax advisors to investigate corporate structures to reduce the Company’s federal tax burden and (x) create a sustainable investor relations program including adding at least one research analyst and planning and completing at least two non-deal roadshows during 2015. A specific value was not attached to each goal.

Danny Hart

Goals for 2015 for Danny Hart, our Vice President, Business Development, included: (i) identification of potential income generating assets in the pharmaceutical, biopharmaceutical, medtech and medical device industry, (ii) identification of potential income generating assets within universities, (iii) prepare written materials related to the investigation, evaluation, research and opinions of potential income generating assets, (iv) review and prepare financial models of revenue forecasts for income generating assets, (v) perform due diligence on potential income generating assets, including management of external diligence vendors, (vi) structure and negotiate terms of investments in potential income generating assets,(vii) manage and track existing income generating assets for which he is designated as the lead and (viii) manage business development subordinates. A specific value was not attached to each goal.

Steffen Pietzke

Goals for 2015 for Steffen Pietzke, our Controller and Chief Accounting Officer, included: (i) ensure timely and accurate SEC filings and maintain active NASDAQ listing, (ii) evaluate, research and document proper accounting treatment for new income generating assets and financing transactions (including early conversions) and insure their proper integration into PDL’s accounting records, (iii) maintain an active consultative relationship with auditors, tax preparers and other 3rd party service providers to ensure timely responses and proper risk mitigation, (iv) effectively manage and coordinate financial and Sarbanes-Oxley audits and quarterly reviews with external auditors, (v) manage Federal and state tax returns and audits; work to resolve audits to successful outcome, (vi) assist in analysis of income generating assets, (vii) assist in monitoring performance of income generating assets; develop internal reporting system to measure performance, (viii) oversee payroll processing and 401(k) reporting and compliance and (ix) maintain active CPA designation, including attending seminars and conferences related to financial instrument accounting. A specific value was not attached to each goal.

2015 Performance Evaluations and Bonus Amounts

The 2015 Annual Bonus Plan requires that our chief executive officer conduct the performance reviews of our other named executive officers, which are then reviewed by the Compensation Committee. Following these assessments, the Compensation Committee determines the attainment percent of the goals for our other named executive officers. The Compensation Committee is responsible for evaluating our chief executive officer's performance.

In December 2015, the Compensation Committee evaluated the Company's performance against the 2015 corporate goals. The Compensation Committee determined that 90% of the 2015 corporate goals established for the 2015 Annual Bonus Plan had been achieved. The Compensation Committee based its decision on the following factors:

•
“Business Development and Management of Assets” - the Company entered into agreements for $203 million in new transaction commitments and additional loans and/or commitments with respect to existing investments during 2015. The corporate goal was $250 million for 2015. The Company effectively managed its existing income generating assets, including a successful resolution to issues related to the LENSAR loan investment that avoided the uncertainty of attempting to realize value on a potential foreclosure and sale of distressed assets. In light of such factors, the Committee concluded that the Company had performed at a level of 60% versus the target level of 70%.

•
“Financing and Financial Matters” - the Company secured a $100 million term loan in 2015. In addition, the Company successfully repurchased approximately $53.6 million in existing outstanding convertible notes for approximately $43.1 million in cash. The corporate goal was to effectively optimize the Company’s capital structure as well as to continue to appropriately address tax compliance and examinations on Company income tax matters. The Committee concluded that the Company had met expectations and performed at a level of 30% versus the target level of 30%.

The Compensation Committee then reviewed the individual 2015 performance of each of the Company's named executive officers and, specifically, their level of achievement of the individual goals established for them at the beginning of 2015, their management and leadership, their professional contributions and their technical and organizational contributions. Based on its review, the Compensation Committee determined that:

•	Mr. McLaughlin, because his bonus was based solely upon the achievement of corporate goals under the 2015 Annual Bonus Plan with no individual goals component, would receive 90% of the target amount;

•
Mr. Stone achieved all of his individual goals in 2015 and that, combined with his continued superior performance and contribution in 2015, resulted in Mr. Stone achieving his individual goals for the 2015 Annual Bonus Plan at 145%;

•
Mr. Garcia achieved all of his individual goals in 2015 and that, combined with his continued superior performance and contribution in 2015, resulted in Mr. Garcia achieving his individual goals for the 2015 Annual Bonus Plan at 140%;

•
Mr. Hart achieved all of his individual goals in 2015 and that, combined with his continued superior performance and contribution to the Company in 2015, resulted in Mr. Hart achieving his individual goals for the 2015 Annual Bonus Plan at 143%; and

•
Mr. Pietzke achieved all of his individual goals in 2015 and that, combined with his initial strong performance and contribution to the Company in 2015, resulted in Mr. Pietzke achieving his individual goals for the 2015 Annual Bonus Plan at 130%, subject to proration.

Following this review, the Compensation Committee approved bonus payments to each of our named executive officers based on the above determinations:

Name	Title	2015 Annual Bonus Plan Bonus
John P. McLaughlin	President and Chief Executive Officer	$663,832
Christopher Stone	Vice President, General Counsel and Secretary	$333,219
Peter Garcia	Vice President and Chief Financial Officer	$321,159
Danny Hart	Vice President, Business Development	$287,138
Steffen Pietzke	Controller and Chief Accounting Officer	$87,750
David Montez(1)	Former Controller and Chief Accounting Officer	$—

(1)	Mr. Montez was not eligible to receive a bonus under the 2015 Annual Bonus Plan because he resigned from the Company before the awards were granted.

Long-Term Incentive

The third component of the Company's compensation strategy is long-term incentive plans. In 2015, the Compensation Committee determined that it would be in the best interest of the Company and its stockholders to formulate a plan that would vest over five years to appropriately align the performance period with the long-term growth of the Company, similar to the 2014/18 LTIP. Under the 2015/19 LTIP, 50% of the long-term incentives will vest in December of the year following the year in which it was adopted, with the remaining 50% vesting in equal percentages of 16.67% in December of the third, fourth and fifth years following the year in which it was adopted.

Staggered Plans Promote Retention

The purpose of our long-term incentive plans is to enhance stockholder return over the long-term, through promotion of long-term corporate goals and retention of the Company's management team. The Compensation Committee recognizes that continuity of a management team is critical to corporate success and, therefore, it is in the Company's best interest to retain certain key members of the Company. The Compensation Committee has determined that the use of staggered plans increases the effectiveness over time of the retention component of the long-term incentive plans. Rather than implement a single plan that vests at the end of a certain number of years, the Compensation Committee staggers multiple long-term incentive plans that vest in portions according to the respective plans. The result is that when a portion of one long-term incentive plan vests, our named executive officers remain at different points in vesting under the other, staggered plans.

For example, in April 2014, the Compensation Committee adopted the 2014/18 LTIP, 50% of which vested in December 2015 and the remaining portion of which will vest ratably in December of 2016, 2017 and 2018. Effective January 1, 2015, the Compensation Committee adopted the 2015/19 LTIP, 50% of which will vest in December 2016, with the remaining portions vesting ratably in December of 2017, 2018 and 2019.

Performance Goals

Beginning with the long-term incentive plan adopted in 2013 (the 2013/14 LTIP), all payments under the Company's long-term incentive plans are performance based and at risk of non-payment in the event of underperformance. Performance goals are selected by the Compensation Committee as objective goals most likely to increase stockholder return during the life of the plan. The 2013/14 LTIP had two-year performance goals that related to the acquisition of income generating assets and the sale of the Company. Under the 2014/18 LTIP and the 2015/19 LTIP, respectively, the performance goals are divided between an initial performance goal for the two-year period prior to the first vesting date and subsequent performance goals for the subsequent vesting periods under the plans.

As discussed above, the initial performance goal for the 2015/19 LTIP for the portion that vests in December 2016 relates to the acquisition of a minimum amount of income generating assets. The subsequent performance goals for the portions that vest thereafter test the performance of those income generating assets as measured by the amount of cash flows generated in such vesting periods compared to their forecasted performance. By structuring the plan as such, the Compensation Committee’s intent is to set performance goals under the 2015/19 LTIP of (i) acquiring income generating assets in the initial two-year vesting period that provide sufficient cash flows to the Company and (ii) testing the quality of those income generating assets in the subsequent vesting periods, in each case to incentive management to make decisions that continue to return value to its stockholders over the term of the plan. By doing so, the Compensation Committee’s desire is to align the performance goals with the goal of the Company to maximize value for its stockholders over the five-year performance period of the plan.

Plan Components

Under the long-term incentive plans, each named executive officer is eligible for awards consisting of (i) restricted stock and (ii) a cash payment. The Compensation Committee fashioned the long-term incentive plans to consist of a mix of 70% cash and 30% restricted stock. In determining the appropriate mix of cash and non-cash for the 2014/18 LTIP and 2015/19 LTIP, the Compensation Committee determined that it was important to include a significant cash component because: (i) it minimizes dilution to our stockholders and (ii) in the event of a transaction that resulted in a change in control and the loss of employment for some or all of our named executive officers, the cash component would provide more certain financial support in the likely event that the officers are terminated following such a transaction. The equity component seeks to align management's interest with the interests of our stockholders by ensuring that: (i) only transactions on terms attractive to equity holders are implemented and (ii) management is incentivized to continue the Company's long-term growth objective for the purpose of providing valuable returns to its stockholders. The equity component is fixed based on the initial target amount for each of the 2014/18 or 2015/19 LTIPs.

Subject to the acceleration provisions set forth in the severance agreements of our named executive officers and the long-term incentive plans described below, each cash award and restricted stock award vests at the times specified in each plan provided that the named executive officer remains employed by the Company through such date. Under the 2014/18 and 2015/19 LTIPs, in addition to remaining employed by the Company through the applicable vesting dates, the Company must meet minimum performance goals described above for the restricted stock and cash awards to vest and/or be paid. Payment of the cash payment under the long-term incentive plans will be made on or as soon as practicable after the applicable vesting dates.

Dividend payments and other distributions made on the restricted stock during the vesting periods of the restricted stock will accrue through the vesting periods and will be paid, plus interest, to the named executive officer upon vesting of the restricted stock award. If the minimum performance goals for the long-term incentive plan’s restricted stock awards are not met, the accrued dividend payments and other distributions will be forfeited. In the event of a change in control, the long-term incentive plans direct that vesting of the restricted stock award, including any accrued but unpaid dividends or other distributions, plus interest, and the target cash payment, including any adjustments earned on the target cash payment, will accelerate and be paid in connection with the change in control.

2014/18 LTIP Payments

With the 2014/18 LTIP, all payments under such plan are performance based and at risk of non-payment in the event of underperformance. Any adjustment in amounts with respect to achievement of the performance goals is determined by the Compensation Committee, in its sole discretion. With respect to the initial vesting of 50% of the 2014/18 LTIP on December 12, 2015, the performance goal was the deployment of $400 million in the acquisition of income generating assets over the initial two calendar-year vesting period of 2014 and 2015.

In December 2015, the Compensation Committee reviewed the Company's performance against the 2014/18 LTIP performance goal for the initial vesting period of 2014 and 2015 and determined that the cash portion of the 2014/18 LTIP should be awarded at the 128% level and the stock portion of the 2014/18 LTIP should be awarded at the 100% level. The Compensation Committee, in its sole discretion, determines any award of the cash portion of the 2014/18 LTIP by measuring performance against the stated goal, as well as assessing the difficulty of attaining the specified performance goal. The Compensation Committee arrived at 128% for the cash portion in recognition that the Company had achieved the acquisition of income generating assets and new loans for existing investments with an aggregate value of approximately $514 million, which exceeded the goal of $400 million during the initial two-year vesting performance period under the 2014/18 LTIP by 1.28x. The performance goals for the remaining vesting periods of the 2014/18 LTIP will measure the quality of the income generating assets, which pursuant to the plan, must produce cash flows of at least 75% of the projections the Company used at the time such acquisitions were consummated. The Board subsequently ratified the Compensation Committee's awards and, upon vesting, our named executive officers received the awards set forth in the table below for the initial two-year vesting period of the 2014/18 LTIP:

Name	Title	Target Cash	Incremental Cash Adjustment	Value of Restricted Stock Award	Number of Shares Underlying Restricted Stock Award(1)
John P. McLaughlin	President and Chief Executive Officer	$1,148,595	$321,607	$492,255	59,885
Christopher Stone	Vice President, General Counsel and Secretary	$294,350	$82,418	$126,150	15,347
Peter Garcia	Vice President and Chief Financial Officer	$292,012	$81,762	$125,148	15,225
Danny Hart(2)	Vice President, Business Development	$253,500	$71,300	$108,750	13,123
Steffen Pietzke(3)	Controller and Chief Accounting Officer	$—	$—	$—	—
David Montez(4)	Former Controller and Chief Accounting Officer	$—	$—	$—	—

(1)
For Messrs. McLaughlin, Stone and Garcia, and for the initial grant of $101,250 in restricted stock to Mr. Hart, a price of $8.22 per share was used to determine the number of shares granted, which reflected the closing price of the Company’s shares on April 10, 2014, as per the terms of the 2014/18 LTIP applicable to officers employed as of the beginning of the year. For the subsequent grant of $7,500 in restricted stock to Mr. Hart, a price of $9.31 per share was used, reflecting the closing price of the Company’s shares on May 28, 2014, as per the terms of his promotion.

(2)
To reflect Mr. Hart's increased contribution to the Company in the Company's income generating asset acquisition strategy, on May 20, 2013, the Company granted a catch-up restricted stock award of $44,800 under the 2014/18 LTIP, which was in addition to the restricted stock award of $30,200 that was granted in January, 2013. The related increased amount of Mr. Hart's target cash under the 2014/18 LTIP is also included.

(3)	Mr. Pietzke was not eligible to receive payment under the 2014/18 LTIP because he joined the Company after eligibility under the plan expired.

(4)	Mr. Montez was not eligible to receive payment under the 2014/18 LTIP because he resigned from the Company before the plan vested.

Employee Benefits

The final component of the Company’s compensation strategy is the inclusion of certain employee benefits. We provide our employees, including our named executive officers, with customary benefits, including medical, dental, vision and life insurance coverage, short-term and long-term disability coverage and the ability to participate in our 401(k) plan, which provides for a Company matching contribution up to certain limits. The costs of our insurance coverage benefits are largely borne by us; however, employees pay portions of the premiums for some of these benefits. We think that these benefits are of the type customarily offered to employees by our peer group and in our industry.

This element of compensation is intended to provide assurance of financial support in the event of illness or injury and encourage retirement savings through a 401(k) plan.

All Other Compensation

We generally do not offer perquisites to our named executive officers. However, due to the Company's unique business model, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding the Company's headquarters and the fact that we require our named executive officers to be located proximate to the Company's headquarters in Nevada, the Compensation Committee decided to provide housing assistance to Mr. Garcia ($4,000 per month), Mr. Hart ($2,500 per month) and Mr. Pietzke ($2,500 per month) for 2015.

Severance Benefits

In May 2011, the Board authorized the Company to enter into severance agreements with each of its named executive officers that provide for certain compensation, benefits and accelerated vesting rights if the named executive officer's employment is terminated without "cause" or should he or she resign for "good reason," as those terms are defined in the applicable severance agreement.

Specifically, each severance agreement provides that, upon termination of the named executive officer's employment without cause or his or her resignation for good reason, the named executive officer will be entitled to receive, subject to the execution of a general release of all claims against the Company, the following severance payment and benefits: (i) a percentage of the named executive officer's annual base salary, (ii) a percentage of the named executive officer's target annual bonus for the year in which the separation occurs, (iii) payment of the named executive officer's Consolidated Omnibus Budget Reconciliation Act (COBRA) premiums, if any, for a certain number of months, (iv) acceleration of vesting of a pro-rated amount of the restricted stock awards granted pursuant to any outstanding long-term incentive plan, (v) payment of any accrued but unpaid dividends or other distributions, plus interest, paid on the restricted stock awards that are accelerated pursuant to clause (iv) and (vi) payment of a pro-rated amount of the named executive officer's target cash payment that the named executive officer is eligible to earn under any outstanding long-term incentive plan. Any severance payments under a severance agreement will be paid in a lump sum within five days after the effective date of the named executive officer's release of claims.

The Company adopted the severance agreements in recognition of the need to attract and retain a talented management team to a unique location. The Board determined the amount of severance benefits for each of our named executive officers upon recommendation of the Compensation Committee, which, in consultation with its former compensation consultant, Setren, Smallberg & Associates, Inc., determined the recommended amounts based on the 50th percentile of its comparator companies' practices.

A calculation of these severance benefits can be found at “Executive Officer Compensation-Potential Payments upon Termination or Change in Control" below.

Other Executive Compensation Matters

Stock Ownership Guidelines

The Board has determined that ownership of our common stock by our officers promotes a focus on long-term growth and aligns the interests of our officers with those of our stockholders. As a result, the Board adopted stock ownership guidelines stating that our chief executive officer and our other five most-highly-compensated officers (based on annual base salary), should maintain certain minimum ownership levels of our common stock.

In 2015, our stock ownership guidelines requires the following levels of ownership among our named executive officers:

•
Our chief executive officer, chief financial officer and general counsel should own shares of common stock with a value of at least one times such executive officer's annual base salary not later than seven years after the date the person is initially appointed to such position; and

•
Our other executive officers should own shares of common stock with a value of at least one-half such executive officer's annual base salary not later than seven years after the date the person is initially appointed to such position.

The Board carefully evaluated market practices among its comparator companies and compensation standards set by independent third parties when setting the ownership levels by our named executive officers. The Board determined that the amounts are near or at the 50th percentile of its comparator companies and further determined that the levels are appropriate after considering that the Company uses only restricted stock awards as its equity compensation component, thereby resulting in far fewer shares granted to our named executive officers than is typical at most companies where stock options are granted.

In April 2015, the Board revised the stock ownership guidelines for our named executive officers to require that the ownership levels described above be met within five years after the date the person is initially appointed to such position. We believe that our named executive officers will be in compliance with this requirement not later than five years after the date each person was appointed to such position with the Company.

The Board is permitted, in its discretion, to waive the application of our stock ownership guidelines to any covered individual if it determines that, as a result of the individual's personal circumstances, application of our stock ownership guidelines would result in a hardship.

Hedging and Pledging Prohibition

Our Trading Compliance Policy strictly prohibits our executive officers from "short sales," hedging and monetization transactions (such as zero-cost collars and forward sale contracts), which allow a party to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock, holding the Company’s securities in margin accounts and pledging the Company’s securities as collateral for loans. "Short sales," which are sales of shares of common stock by a person who does not own the shares at the time of the sale, evidence an expectation that the value of the shares will decline. We prohibit our officers from entering into "short sales" because such transactions signal to the market that such officer has no confidence in us or our short-term prospects and may reduce such officer's incentive to improve our performance.

In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in "short sales."

Consideration of the Stockholders' Advisory Vote on Compensation

Our current policy is to hold an annual advisory vote on executive compensation. At the Company's annual meeting of stockholders held in May 2015, an overwhelming majority of the votes cast on the say-on-pay proposal were cast in favor of the proposal. In reviewing our executive compensation program, the Compensation Committee considered, among other things, the 2015 vote results and other feedback we received from stockholders. After careful consideration, the Compensation Committee did not alter the structure of the executive compensation program as a result of the 2015 vote results.

Clawback Policy

In January 2013, the Board adopted a policy for recoupment of incentive compensation, or the clawback policy. The Board adopted the clawback policy to prevent executive officers involved in certain wrongful conduct from unjustly benefiting from that conduct, and to remove the financial incentives to engage in such conduct. The clawback policy generally requires an executive officer who is involved in wrongful conduct that results in a restatement of the Company's financial statements to repay to the Company up to the full amount of any incentive compensation based on the financial statements that were subsequently restated. Incentive compensation includes bonuses or awards under the Company's annual cash bonus plans, long-term incentive plans and equity incentive plans.

The Board intends to review the clawback policy for compliance with the Securities and Exchange Commission's final rules related to compensation recovery, when such rules are adopted.

Tax and Accounting Considerations

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the Company and to our executive officers. However, to maintain maximum flexibility in designing compensation programs, the Compensation Committee will not limit compensation to those levels or types of compensation that are intended to be deductible. For example, the Compensation Committee considers the provisions of Section 162(m) of the Code and related Treasury Department regulations that restrict deductibility for federal income tax purposes of executive compensation paid to our chief executive officer and each of our three other most-highly-compensated executive officers holding office at the end of any year, other than our chief executive officer and other than our chief financial officer, to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The members of the Compensation Committee qualify as outside directors for purposes of exempting executive compensation from the limits on deductibility under Section 162(m) of the Code. The Compensation Committee has determined that our interests are best served in certain circumstances by providing compensation that does not qualify as performance-based compensation under Section 162(m) of the Code and, accordingly, may grant such compensation that may be subject to the $1,000,000 annual limit on deductibility, including base salary, annual cash bonuses and time-vested restricted stock.

In addition to Section 162(m) of the Code, Sections 280G and 4999 of the Code provide that executive officers, persons who hold significant equity interests and certain other highly-compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Further, Section 409A of the Code imposes certain additional taxes on service providers who enter into certain deferred compensation arrangements that do not comply with the requirements of Section 409A of the Code. We have not agreed to pay any named executive officer, a "gross-up" or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999 or 409A of the Code.

The Compensation Committee also considers the accounting consequences to the Company of different compensation decisions and the impact of certain arrangements on stockholder dilution. However, neither of these factors by themselves will compel a particular compensation decision.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully Submitted By:

The Compensation Committee(1)

Harold Selick, Ph.D. (chairperson)
Paul W. Sandman
Samuel R. Saks, M.D.

___________________________
(1) In December 2015, Dr. Saks replaced Ms. Lindell on the Compensation Committee in connection with re-assignments determined by the Nominating and Governance Committee of the Board to account for the addition of two new directors.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The compensation earned by our chief executive officer, chief financial officer, three other highest compensated executive officers serving as of the end of 2015 and one executive officer who departed from the Company in 2015 (the named executive officers), for the last three fiscal years is set forth in the table below:

Name and Title	Year	Salary		Bonus		Stock Awards(1)		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
John P. McLaughlin	2015	$737,591		$—		$984,510		$2,134,034	(2)	$10,000	(3)	$3,866,135
President and Chief	2014	$716,108		$—		$984,510		$2,359,424		$10,000		$4,070,042
Executive Officer	2013	$695,250		$469,000		$201,000		$1,511,875		$10,000		$2,887,125

Christopher Stone	2015	$428,233		$—		$327,990		$709,987	(4)	$10,000	(5)	$1,476,210
Vice President, General	2014	$415,760		$—		$252,300		$1,059,315		$10,000		$1,737,375
Counsel and Secretary	2013	$401,700		$258,000		$110,600		$559,275		$10,000		$1,339,575

Peter Garcia	2015	$417,768		$—		$325,384		$694,933	(6)	$58,000	(7)	$1,496,085
Vice President and Chief	2014	$405,600		$—		$250,295		$1,000,668		$58,000		$1,714,563
Financial Officer	2013	$248,182	(8)	$—	(9)	$105,000		$239,850	(10)	$40,581		$633,613

Danny Hart	2015	$370,800		$—		$304,500		$611,938	(12)	$40,000	(13)	$1,327,238
Vice President,	2014	$343,075	(11)	$—		$217,500		$776,550		$40,000		$1,377,125
Business Development	2013	$286,888	(14)	$222,710	(15)	$97,390	(16)	$306,310		$40,000		$953,298

Steffen Pietzke	2015	$134,924		$—		$100,256		$87,750	(17)	$37,754	(18)	$360,684
Controller and Chief
Accounting Officer

David Montez	2015	$116,070	(19)	$—		$18,489		$—		$379,642	(20)	$514,201
Former Controller and	2014	$249,600		$—		$91,140		$299,933	(21)	$28,000	(22)	$668,673
Chief Accounting Officer	2013	$105,000	(23)	$—	(9)	$30,200		$57,942	(10)	$14,720		$207,862

(1)
Amounts in this column represent the grant date fair value of restricted stock awards granted in 2015, 2014 and 2013, calculated in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures. Assumptions used in the calculation of these amounts for awards granted in 2015, 2014 and 2013 are included in Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 23, 2016. The 2015, 2014 and 2013 restricted stock grants were made in connection with the Company’s adoption of the 2015/19 LTIP a portion of which will vest in December 2016, the 2014/18 LTIP, 50% of which vested and paid in December 2015, the 2013/14 LTIP that vested and paid in December 2014, and the 2012/13 LTIP that vested and paid in December 2013, respectively.

(2)	Consists of: (i) payments under the 2015 Annual Bonus Plan - $663,832 and (ii) the performance-based cash payment under the 2014/18 LTIP - $1,470,202.

(3)	Consists of matching contributions we made to Mr. McLaughlin’s 401(k) plan.

(4)	Consists of: (i) payments under the 2015 Annual Bonus Plan - $333,219 and (ii) the performance-based cash payment under the 2014/18 LTIP - $376,768.

(5)	Consists of matching contributions we made to Mr. Stone’s 401(k) plan.

(6)	Consists of: (i) payments under the 2015 Annual Bonus Plan - $321,159 and (ii) the performance-based cash payment under the 2014/18 LTIP - $373,774.

(7)	Consists of: (i) matching contributions we made to Mr. Garcia’s 401(k) plan - $10,000 and (ii) the housing allowance paid to Mr. Garcia - $48,000.

(8)	Mr. Garcia’s annual base salary for 2013 was $390,000. The amount of salary reflected in this column is lower than his annual base salary because Mr. Garcia joined the Company in April 2013.

(9)	Messrs. Garcia and Montez were not eligible to receive payment under the 2012/13 LTIP because they joined the Company after eligibility under the plan expired.

(10)
Bonuses for Messrs. Garcia and Montez were prorated because their appointments to officers of the Company occurred after April 2013, the date after which proration occurs under the 2013 Annual Bonus Plan. Messrs. Garcia and Montez were not eligible to receive payment under the 2012/13 LTIP because they joined the Company after eligibility under the plan expired.

(11)	Mr. Hart’s base salary was increased to $318,240 in January 2014 and to $360,000 in September 2014.

(12)	Consists of: (i) payments under the 2015 Annual Bonus Plan - $287,138 and (ii) the performance-based cash payment under the 2014/18 LTIP - $324,800.

(13)	Consists of: (i) matching contributions we made to Mr. Hart’s 401(k) plan - $10,000 and (ii) the housing allowance paid to Mr. Hart - $30,000.

(14)	Mr. Hart’s base salary was increased to $255,960 in January 2013 and to $306,000 in May 2013.

(15)	Consists of: (i) the target cash component of the 2013/14 LTIP that vested and paid in December 2013 - $122,710 and (ii) a discretionary one-time bonus - $100,000.

(16)	Consists of the grant date fair value of the catch-up grants of restricted stock awarded to Mr. Hart in 2013 representing: (i) $75,000 under the 2013/14 LTIP and (ii) $22,390 under the 2012/13 LTIP.

(17)	Consists of: (i) payments under the 2015 Annual Bonus Plan - $87,750.

(18)
Consists of: (i) matching contributions we made to Mr. Pietzke’s 401(k) plan - $7,377, (ii) the housing allowance paid to Mr. Pietzke - $15,000 and (iii) the reimbursement of moving expenses paid to Mr. Pietzke - $15,377.

(19)
Mr. Montez’s annual base salary for 2015 was $257,088. The amount of salary reflected in this column is lower than his annual base salary because Mr. Montez departed the Company in May 2015. It also reflects accrued vacation paid to Mr. Montez upon his departure from the Company.

(20)
Consists of: (i) matching contributions we made to Mr. Montez’s 401(k) plan - $4,794, (ii) the housing allowance paid to Mr. Montez - $6,750, (iii) the severance fee paid to Mr. Montez - $111,010 and (iv) the post-employment consulting fees paid to Mr. Montez - $257,088.

(21)	Consists of: (i) payments under the 2014 Annual Bonus Plan - $88,733 and (ii) the performance-based cash payment under the 2013/14 LTIP - $211,200.

(22)	Consists of: (i) matching contributions we made to Mr. Montez’s 401(k) plan - $10,000 and (ii) the housing allowance paid to Mr. Montez - $18,000

(23)	Mr. Montez’s annual base salary for 2013 was $240,000. The amount of salary reflected in this column is lower than his annual base salary because Mr. Montez joined the Company in July 2013.

Grants of Plan-Based Awards During 2015

The following table lists each grant of plan-based awards made by PDL during 2015 to our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold(3)	Target	Maximum	Threshold(4)	Target
John P. McLaughlin	1/28/2015				—	129,201		$984,510
	N/A	—	$737,591	$1,475,182
	N/A	—	$2,297,190	$—
Christopher Stone	1/28/2015				—	33,110		$252,300
	9/29/15				—	15,291		$75,690
	N/A	—	$321,175	$642,350
	N/A	—	$765,310	$—
Peter Garcia	1/28/2015				—	32,847		$250,295
	9/29/15				—	15,169		$75,089
	N/A	—	$313,326	$626,652
	N/A	—	$759,229	$—
Danny Hart	1/28/2015				—	28,543		$217,500
	9/29/15				—	17,576		$87,000
	N/A	—	$278,100	$556,200
	N/A	—	$710,500	$—
Steffen Pietzke	7/6/2015				—	14,748		$91,143
	9/29/2015				—	1,841		$9,113
	N/A	—	$117,000	$234,000
	N/A	—	$233,920	$—
David Montez(5)	1/28/2015	—	$—	$—	—	—		$—

(1)
The amounts in the below columns relate to the Company’s 2015 Annual Bonus Plan (second row for Mr. McLaughlin and third row for each other named executive officer) and 2015/19 LTIP (third row for Mr. McLaughlin and fourth row for each other named executive officer). Actual amounts paid in December 2015 under the 2015 Annual Bonus Plan were based on the Compensation Committee’s review of corporate performance and individual achievements in December 2015 and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	These numbers of shares of stock relate to the shares of restricted stock granted to our named executive officers in 2015 under the 2015/19 LTIP that vests in December 2016.

(3)	The amounts in the “Threshold” column reflect the minimum amount that could be awarded under the 2015 Annual Bonus Plan and the 2014/18 LTIP.

(4)	The amounts in the “Threshold” column reflect the minimum amount of shares that could be awarded under the 2015/19 LTIP.

(5)	Mr. Montez departed the Company in May 2015, and therefore is ineligible to receive payment under any plan.

Outstanding Equity Awards at December 31, 2015

The following table sets forth information concerning stock options and stock awards held by the named executive officers as of December 31, 2015:

	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)
John P. McLaughlin	—	—	—	—	189,086	$669,364
Christopher Stone	—	—	—	—	63,747	$225,664
Peter Garcia	—	—	—	—	63,241	$223,873
Danny Hart	—	—	—	—	59,242	$209,717
Steffen Pietzke	—	—	—	—	16,589	$58,725

(1)	Reflect restricted stock granted to our named executive officers in 2014 and 2015 under the 2014/18 LTIP and the 2015/19 LTIP.

(2)	Market value is the “closing” price of the shares on December 31, 2015.

Option Exercises and Stock Vested in 2015

No options were exercised by the named executive officers during 2015. The following table sets forth the restricted shares granted to the named executive officers under the 2014/18 LTIP, 50% of which vested in December 2015:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
John P. McLaughlin	59,885	$214,987
Christopher Stone	15,347	$55,096
Peter Garcia	15,225	$54,658
Danny Hart	13,123	$47,112
Steffen Pietzke	—	$—

Potential Payments upon Termination or Change in Control

Termination

Our named executive officers are employed “at will.” However, they are eligible to receive certain severance payments and benefits upon their termination of employment under certain defined circumstances. The amount and type of such severance payments and benefits depends upon the specific circumstances under which a named executive officer’s employment terminates. There are two general categories of termination:

•
Voluntary Termination/For Cause Termination: includes voluntary termination of employment by the named executive officer (other than in connection with a resignation for good reason) and termination of the named executive officer’s employment by us for cause.

•
Involuntary Termination without Cause: includes termination of the named executive officer’s employment by us for reasons not constituting cause, such as due to a company-wide or departmental reorganization, or resignation by the named executive officer for good reason.

Payments and benefits receivable upon an involuntary termination without cause or a voluntary termination for good reason are governed by the Severance Agreement between the applicable named executive officer and PDL. A copy of the form of our severance agreement is available as an exhibit to our Current Report on Form 8-K filed with the SEC on May 26, 2011 (the Severance Agreement).

For purposes of determining an individual’s eligibility for the various severance payments and benefits available under the Severance Agreement, the following definitions are relevant:

A resignation for “good reason” will be deemed to occur should a named executive officer resign from his or her employment with us for any of the following reasons without such named executive officer’s informed written consent (following a notice and cure period):

•	a material diminution in the authority, duties or responsibilities of the named executive officer, causing the position to be of materially lesser rank or responsibility within PDL;

•	a requirement that the named executive officer report to a corporate officer or other employee less senior than the named executive officer’s previous report;

•	a material reduction in annual base salary of the named executive officer, unless reductions comparable in amount and duration are concurrently made for all other PDL officers; or

•	any action or inaction by PDL that constitutes, with respect to the named executive officer, a material breach of the applicable offer letter.

A named executive officer’s employment will be deemed to have been terminated for “cause” if such termination occurs by reason of the named executive officer’s:

•	intentional theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit or falsification of any PDL documents or records;

•	material failure to abide by the PDL’s code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct);

•
material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of PDL (including, without limitation, improper use or disclosure of PDL confidential or proprietary information);

•	willful act that has a material detrimental effect on PDL’s reputation or business;

•	repeated failure or inability to perform any reasonable assigned duties after written notice from the chief executive officer of, and a reasonable opportunity to cure, such failure or inability;

•
material breach of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the named executive officer and PDL, which breach is not cured pursuant to the terms of such agreement or within twenty (20) days of receiving written notice of such breach; or

•
conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the named executive officer’s ability to perform his or her duties with PDL.

Specifically, the Severance Agreement provides that, upon termination of the named executive officer’s employment without cause or his or her resignation for good reason, the executive officer will be entitled to receive, subject to the execution of a general release of all claims against the Company, the following severance payment and benefits:

•	a percentage of the executive officer’s annual base salary;

•	a percentage of the executive officer’s target annual bonus for the year in which the separation occurs;

•	payment of the executive officer’s COBRA premiums, if any, for a certain number of months;

•	acceleration of vesting of a pro-rated amount of the restricted stock awards granted pursuant to any outstanding long-term incentive plan;

•	payment of any accrued but unpaid dividends or other distributions, plus interest, paid on the restricted stock awards which are accelerated pursuant to the above clause; and

•	payment of a pro-rated amount of the named executive officer’s target cash payment that the executive officer is eligible to earn under any long-term incentive plan.

The following table sets forth the amount of severance each named executive officer is eligible to receive pursuant to the first, second and third bullet points above:

Name	Title	% of Annual Base Salary	% of Target Annual Bonus	Number of Months of COBRA Premiums
John P. McLaughlin	President and Chief Executive Officer	100%	100%	12
Christopher L. Stone	Vice President, General Counsel and Secretary	100%	75%	12
Peter Garcia	Vice President and Chief Financial Officer	100%	75%	12
Danny Hart	Vice President, Business Development	100%	75%	12
Steffen Pietzke	Controller and Chief Accounting Officer	100%	75%	12

Any severance payments under the Severance Agreement will be paid in a lump sum within 5 days after the effective date of the named executive officer’s release of claims. In the event of a change in control, the Severance Agreement may not be terminated until 24 months following the date of the change in control. Otherwise, a change in control has no bearing on the benefits received by a named executive officer upon termination.

Change in Control

A change in control, however, will trigger acceleration and vesting awards granted under the Company’s long-term incentive plans.  Under the 2014/18 LTIP and the 2015/19 LTIP, “change in control” is deemed to have occurred as of the first day after any one or more of the following conditions is satisfied:

•
any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (i) the outstanding shares of common stock of the Company or (ii) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

•
the Company (i) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (ii) sells or disposes of all or substantially all of the Company’s assets (or any transaction or combination of transactions having similar effect is consummated), or (iii) the individuals constituting the Board immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.

Notwithstanding the foregoing, a transaction will not be considered a change in control unless the transaction qualifies as a “change in control” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

Table of Termination and Change in Control Payments

The following table sets forth the amount of severance each of our current named executive officers would be eligible to receive upon a hypothetical termination or change in control on December 31, 2015, and does not include accrued wages or vacation pay that would be payable to a named executive officer upon a termination:

Benefits and Payments upon Separation	Termination for Cause or Voluntary Termination without Good Reason	Involuntary Termination without Cause or Voluntary Termination for Good Reason		Change in Control without Termination
John P. McLaughlin
Salary	$—	$737,591		$—
Bonus	$—	$737,591		$—
2014/18 LTIP	$—	$710,544	(1)	$1,360,588	(2)
2015/19 LTIP	$—	$1,048,271	(3)	$2,754,562	(4)
COBRA Benefits	$—	$26,979		$—
Total	$—	$3,260,976		$4,115,150

Christopher Stone
Salary	$—	$428,233		$—
Bonus	$—	$240,881		$—
2014/18 LTIP	$—	$182,090	(5)	$348,677	(6)
2015/19 LTIP	$—	$356,450	(7)	$936,650	(8)
COBRA Benefits	$—	$24,702		$—
Total	$—	$1,232,356		$1,285,327

Peter Garcia
Salary	$—	$417,768		$—
Bonus	$—	$234,995		$—
2014/18 LTIP	$—	$180,645	(9)	$345,908	(10)
2015/19 LTIP	$—	$353,617	(11)	$929,206	(12)
COBRA Benefits	$—	$37,130		$—
Total	$—	$1,224,155		$1,275,114

Danny Hart
Salary	$—	$370,800		$—
Bonus	$—	$208,575		$—
2014/18 LTIP	$—	$156,778	(13)	$300,206	(14)
2015/19 LTIP	$—	$332,517	(15)	$873,761	(16)
COBRA Benefits	$—	$37,035		$—
Total	$—	$1,105,705		$1,173,967

Steffen Pietzke
Salary	$—	$260,000		$—
Bonus	$—	$87,750		$—
2014/18 LTIP	$—	$—		$—
2015/19 LTIP	$—	$111,369	(17)	$292,645	(18)
COBRA Benefits	$—	$37,104		$—
Total	$—	$496,223		$292,645

(1)	Ratable portion of target cash payment - $599,834 and accelerated vesting of equity - $110,710.

(2)	Total target cash payment - $1,148,595 and accelerated vesting of equity - $211,993.

(3)	Ratable portion of target cash payment - $874,214 and accelerated vesting of equity - $174,057.

(4)	Total target cash payment - $2,297,190 and accelerated vesting of equity - $457,372.

(5)	Ratable portion of target cash payment - $153,719 and accelerated vesting of equity - $28,371.

(6)	Total target cash payment - $294,350 and accelerated vesting of equity - $54,327.

(7)	Ratable portion of target cash payment - $291,245 and accelerated vesting of equity - $65,205.

(8)	Total target cash payment - $765,310 and accelerated vesting of equity - $171,340.

(9)	Ratable portion of target cash payment - $152,498 and accelerated vesting of equity - $28,147.

(10)	Total target cash payment - $292,011 and accelerated vesting of equity - $53,897.

(11)	Ratable portion of target cash payment - $288,931 and accelerated vesting of equity - $64,686.

(12)	Total target cash payment - $759,229 and accelerated vesting of equity - $169,977.

(13)	Ratable portion of target cash payment - $132,517 and accelerated vesting of equity - $24,261.

(14)	Total target cash payment - $253,750 and accelerated vesting of equity - $46,456.

(15)	Ratable portion of target cash payment - $270,387 and accelerated vesting of equity - $62,130.

(16)	Total target cash payment - $710,500 and accelerated vesting of equity - $163,261.

(17)	Ratable portion of target cash payment - $89,020 and accelerated vesting of equity - $22,349.

(18)	Total target cash payment - $233,920 and accelerated vesting of equity - $58,725.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise specified, the following table sets forth certain information regarding the beneficial ownership of our common stock as of April 8, 2016, with respect to our officers and directors, and as of the date noted below for those persons or groups that beneficially hold more than 5% of our outstanding shares of common stock. The table contains ownership information for:

•	each person who is known by us, based on the records of our transfer agent and relevant documents filed with the SEC, to own beneficially more than 5% of the outstanding shares of our common stock;

•	each member of or nominee to the Board;

•	each of our named executive officers; and

•	all members of the Board and our executive officers as a group.

Except as indicated in the footnotes to this table, we believe that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise specified, the address of each named individual in the table below is the address of the Company:

Name of Beneficial Owner or Identity of Group	Shares Beneficially Owned(1)	Percent of Outstanding(2)
BlackRock, Inc.(3)	18,302,984	11.1%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.(4)	11,198,268	6.8%
100 Vanguard Blvd.
Malvern, PA 19355

Renaissance Technologies Corp.(5)	10,345,559	6.3%
800 Third Avenue
New York, NY 10022

First Trust Portfolios L.P.(6)	9,635,424	5.8%
120 East Liberty Drive, Suite 400
Wheaton, IL 60187

Paul Edick(7)	28,463	*

David W. Gryska(8)	33,411	*

John P. McLaughlin(9)	821,396	*

Jody S. Lindell(8)	70,074	*

Dr. Samuel Saks(10)	28,090	*

Paul W. Sandman(8)	76,700	*

Harold Selick, Ph.D.(8)	70,728	*

Christopher Stone(11)	236,309	*

Peter Garcia(12)	227,092	*

Danny Hart(13)	190,061	*

Steffen Pietzke(14)	68,314	*

All executive officers and directors as a group (11 persons)(15)	1,850,638	1.1%

* less than 1%

(1)
Beneficial ownership is determined in accordance with SEC rules. Shares that the person or group has the right to acquire within 60 days after April 8, 2016, are deemed to be outstanding in calculating the share ownership of the person or group. Beneficial ownership calculations for 5% stockholders are based on the most recently publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC and which generally set forth their ownership interests, as amended for known changes.

(2)
Percentage is based on 165,114,611 shares of common stock outstanding as of April 8, 2016. Shares to which the person or group has the right to acquire within 60 days after April 8, 2016, are deemed to be outstanding in calculating the share ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(3)
All information included in this footnote and table regarding the beneficial ownership of BlackRock, Inc., a Delaware corporation, is based on our review of the Schedule 13G/A filed with the SEC on January 8, 2016. Blackrock, Inc. discloses the identity of the subsidiaries that acquired the securities being reported by Blackrock, Inc. as BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Deutschland AG; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors (owns 5% or greater of the outstanding shares of PDL reported on the Schedule 13G/A); BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; and Blackrock Life Limited.

(4)
All information included in this footnote and table regarding the beneficial ownership of The Vanguard Group, Inc. (VG), a Pennsylvania corporation, is based on our review of the Schedule 13G/A filed with the SEC on February 11, 2016. VG discloses the identity of the subsidiaries that acquired the securities being reported by VG as Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of VG, being the beneficial owner of 194,909 shares, and Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of VG, being the beneficial owner of 22,500 shares.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
VG	201,309	16,100	10,987,259	211,009

(5)
All information included in this footnote and table regarding the beneficial ownership of Renaissance Technologies LLC (RTC), a Delaware limited liability company, and Renaissance Technologies Holdings Corporation (RTHC), a Delaware corporation, is based on our review of the Schedule 13G/A filed with the SEC on February 11, 2016. RTHC maintains a majority ownership of RTC.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
RTC	9,584,967	—	10,344,559	1,000
RTHC	9,584,967	—	10,344,559	1,000

(6)
All information included in this footnote and table regarding the beneficial ownership of First Trust Portfolios L.P. (FTP), an Illinois limited partnership; First Trust Advisors L.P. (FTA), an Illinois limited partnership; and The Charger Corporation (TCC), an Illinois corporation, is based on our review of the Schedule 13G filed with the SEC on February 2, 2016. The Charger Corporation is the General Partner of both First Trust Portfolios L.P. and First Trust Advisors L.P. First Trust Portfolios L.P. acts as sponsor of certain unit investment trusts which hold shares of the Company.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
FTP	—	—	—	8,485,300
FTA	—	1,150,124	—	9,635,424
TCC	—	1,150,124	—	9,635,424

(7)	Includes 28,463 restricted shares that will vest on May 28, 2016, provided the director continues to serve on the Board on that date.

(8)	Includes 22,059 restricted shares that will vest on May 28, 2016, provided the director continues to serve on the Board on that date.

(9)
Includes 84,563 restricted shares that will vest in December 2016, 243,359 restricted shares that will vest in December 2017, 108,782 restricted shares that will vest in December 2018, 88,821 restricted shares that will vest in December 2019, and 67,288 restricted shares that will vest in December 2020, under the Company’s 2014/18, 2015/19 and 2016/20 LTIP, provided Mr. McLaughlin is employed by the Company at such dates and certain minimum performance conditions are met.

(10)	Includes 28,090 restricted shares that will vest on May 28, 2016, provided the director continues to serve on the Board on that date.

(11)
Includes 29,317 restricted shares that will vest in December 2016, 64,111 restricted shares that will vest in December 2017, 30,159 restricted shares that will vest in December 2018, 25,043 restricted shares that will vest in December 2019, and 16,977 restricted shares that will vest in December 2020, under the Company’s 2014/18, 2015/19 and 2016/20 LTIP, provided Mr. Stone is employed by the Company at such dates and certain minimum performance conditions are met.

(12)
Includes 29,084 restricted shares that will vest in December 2016, 63,603 restricted shares that will vest in December 2017, 29,919 restricted shares that will vest in December 2018, 24,844 restricted shares that will vest in December 2019, and 16,842 restricted shares that will vest in December 2020, under the Company’s 2014/18, 2015/19 and 2016/20 LTIP, provided Mr. Garcia is employed by the Company at such dates and certain minimum performance conditions are met.

(13)
Includes 27,435 restricted shares that will vest in December 2016, 59,342 restricted shares that will vest in December 2017, 27,822 restricted shares that will vest in December 2018, 23,447 restricted shares that will vest in December 2019, and 15,761 restricted shares that will vest in December 2020, under the Company’s 2014/18, 2015/19 and 2016/20 LTIP, provided Mr. Hart is employed by the Company at such dates and certain minimum performance conditions are met.

(14)
Includes 8,294 restricted shares that will vest in December 2016, 18,333 restricted shares that will vest in December 2017, 7,954 restricted shares that will vest in December 2018, 7,954 restricted shares that will vest in December 2019, and 5,189 restricted shares that will vest in December 2020, under the Company’s 2015/19 and 2016/20 LTIP, provided Mr. Pietzke is employed by the Company at such dates and certain minimum performance conditions are met.

(15)
Consists of all shares beneficially owned by all directors and executive officers as a group as of April 8, 2016.  Includes 307,466 shares that will vest on May 28, 2016, provided the director(s) continues to serve on our Board on that date, 103,580 restricted shares that will vest in December 2015, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, 178,693 restricted shares that will vest in December 2016, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, 36,375 restricted shares that will vest in December 2017, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, 39,279 restricted shares that will vest in December 2018, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, 36,372 restricted shares that will vest in December 2019, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, and 39,276 restricted shares that will vest in December 2020, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

The Audit Committee is responsible for reviewing and approving all related person transactions, including transactions with executive officers and directors, for potential conflicts of interests or other improprieties. Under SEC rules, related person transactions are those transactions where we are or may be a party and the amount involved exceeds $120,000, and where any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and Board membership. The Audit Committee would approve a related person transaction if it determined that the transaction was in the Company’s best interests and on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

The Audit Committee has adopted a stringent written policy whereby the Audit Committee will review for approval all related person transactions where the amount involved is anticipated to exceed $25,000. Our directors are required to disclose to the Board any potential conflict of interest or personal interest in a transaction that the Board or the Company is considering. Our executive officers are required to disclose any related person transaction to our Compliance Officer who would notify the Audit Committee of the transaction. We poll our directors regularly, but no less frequently than annually, with respect to related person transactions and their service as an officer or director of other entities.

Any director involved in a related person transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. All related person transactions anticipated to exceed $25,000 are reviewed in advance of the transaction being completed.

Related Person Transactions

There were no transactions in 2015 and there is not any currently proposed transaction where we were or are to be a party and the amount involved exceeded $120,000, and where any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, other than the compensation paid to our executive officers with respect to their employment relationship with us and compensation paid to our outside directors for their service as members of the Board, which compensation is disclosed in this proxy statement.

OTHER MATTERS

Stockholder Proposals

If a stockholder wishes to have a proposal considered for presentation directly, without its inclusion in our proxy statement, at the 2017 Annual Meeting of Stockholders, including for a recommendation of candidates for election to the Board, the stockholder must submit the proposal to us in writing between February 2, 2017, and March 4, 2017, which is not less than ninety (90) calendar days nor more than one hundred twenty (120) calendar days in advance of the date of the one-year anniversary of the Annual Meeting. Proposals should be addressed to:

PDL BioPharma, Inc.
Attention: Corporate Secretary
932 Southwood Boulevard
Incline Village, NV 89451

Stockholders submitting a proposal must provide certain other information as described in our Bylaws. Copies of our Bylaws are available online in the “Investor Relations - Corporate Governance” section of our corporate Internet site at www.pdl.com. In addition, proposals submitted for inclusion in our proxy statement must comply with Rule 14a-8 under the Exchange Act and must be received at our principle executive offices shown above no later than the close of business on December 22, 2016, which is not less than 120 days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting.

We did not receive from any of our stockholders a request to include a proposal in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by Section 16(a) of the Exchange Act to timely file with the SEC certain reports regarding their beneficial ownership of our common stock. These persons are also required to furnish us with copies of these reports they file with the SEC. To our knowledge, based solely on our review of such Section 16 reports we have received and written representations from our directors and executive officers, we have concluded that our directors and executive officers complied with all filing requirements applicable to them under Section 16(a) during 2015, except that Form 4s of restricted stock on September 29, 2015 to Messrs. Garcia, Stone, Hart and Pietzke were belatedly filed on October 5, 2015.

Transaction of Other Business

At the date of this proxy statement, the only business that the Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

Christopher Stone
Vice President, General Counsel and Secretary

April 21, 2016

PDL BioPharma

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E08162-P72723

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

PDL BIOPHARMA, INC.

The Board of Directors recommends you vote FOR the following:

Vote on Directors

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Harold E. Selick, Ph.D.
02) Paul R. Edick
03) Samuel R. Saks, M.D.

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E08163-P72723

PDL BIOPHARMA, INC.
Proxy for Annual Meeting of Stockholders, June 2, 2016
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John P. McLaughlin and Christopher Stone, and each of them acting individually and each with full power of substitution, as proxies for the undersigned, to represent the undersigned and to vote all of the shares of stock in PDL BioPharma, Inc., a Delaware corporation (the "Company"), that the undersigned may be entitled to vote at the 2016 annual meeting of stockholders of the Company to be held on Thursday, June 2, 2016, at 10 a.m. (PDT), and at any adjournment or postponement thereof, (1) as hereinafter specified on the matters listed on the reverse side and as more particularly described in the Company's Proxy Statement with respect to the annual meeting, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified, and if no specification is made, such shares shall be voted FOR the Director nominees and proposals listed on the reverse side. The undersigned hereby further confers upon said proxies or their substitute or substitutes, discretionary authority to vote in respect to all other matters that may properly come before the meeting or any continuation or adjournment thereof. The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b) accompanying Proxy Statement and (c) an Annual Report of the Company for the fiscal year ended December 31, 2015, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy, and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

Continued and to be signed on reverse side